Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

Dated:  June 15, 2026

FIRST BUSINESS SPECIALTY FINANCE, LLC, a Wisconsin limited liability company (the “Lender”), 401 Charmany Drive, Madison, Wisconsin 53719, and CARPARTS.COM, INC., a Delaware corporation (“Debtor”), whose principal place of business is located at 4910 Airport Plaza Drive, Suite 300, Long Beach, California 90815, agree as follows:

1.          DEFINITIONS

All terms defined in Articles 1 through 9 of the Uniform Commercial Code as enacted in Wisconsin shall have the meanings specified therein unless otherwise defined herein or unless the context requires otherwise.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

“Accounts” shall mean all of Debtor’s accounts, as such term is defined in the UCC, including each and every right of Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by Debtor or by some other person who subsequently transfers such person’s interest to Debtor, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens) which Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including, but not limited to, all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the date hereof, by which the Debtor or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) acquires all or substantially all of the Equity Interests of any other Person.

“Affiliate” shall mean (a) a person or entity which directly or indirectly owns, Controls or holds with power to vote, twenty percent (20%) or more of the outstanding voting securities of Debtor; (b) a corporation twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, Controlled or held with power to vote, by Debtor, or by a person or entity which is an Affiliate within the meaning of subclause (a) above; (c) a person or entity which manages, operates or leases all or a material part of Debtor’s business; (d) any director, officer or Controlling person of Debtor; (e) any partnership in which Debtor is a general or limited partner; or (f) any limited liability company in which Debtor is a member.

“Affiliated Company” shall mean any of the following:  (1) any company which is a member of a controlled group of corporations (determined under Section 1563(a) of the Internal Revenue Code without regard to Section 1563(a)(4) and (e)(3)(C)) which also includes Debtor as a member, (2) any trade or business under common control (as defined in Section 414(c) of the Internal Revenue Code) with Debtor, (3) a member of an affiliated service group (as defined in Section 414(m) of the Internal Revenue Code) which includes Debtor, and (4) any other entity required to be aggregated with Debtor under Section 414(o) of the Internal Revenue Code.

“Authorized Security Interest” shall mean the liens and security interests permitted pursuant to Section 8.2 hereof.

“Availability” shall mean, at any time, the amount by which the amount available to be borrowed under the provisions of Section 4.1 hereof exceeds the outstanding amount of advances under Credit Facility A as evidenced by the loan account ledger for Credit Facility A maintained by Lender in accordance with the terms hereof.

“Bank Affiliate” shall mean any one or more of First Business Bank and all other subsidiaries of First Business Financial Services, Inc.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance satisfactory to Lender.

“Business Credit Card Indebtedness” shall mean Indebtedness incurred by Debtor in the ordinary course of business under a commercial credit card program.

“Business Day” shall mean any day other than a Saturday or Sunday on which banks are not authorized to be closed and on which the Federal Reserve Bank is open for the conduct of banking business with Federal Reserve member banks.

“Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash on Deposit” shall mean Debtor’s cash on deposit in the Operating Account.

“Closing Date” shall mean the date hereof or such later date as all of the conditions precedent set forth in Section 17.1 hereof have been satisfied.

“Code” or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any corresponding or succeeding law, together with any regulations, interpretations, announcements or decisions thereunder.

“Collateral” shall mean and include all personal property and assets of Debtor, including, but not limited to, all of the following, whether now owned or existing or hereafter created or acquired, wheresoever located, together with all additions and accessions and all proceeds and products of the following, including, without limitation, cash, goods, deposit accounts, negotiable instruments and other instruments for the payment of money, chattel paper, rights to payment of money, security agreements or other documents, and all proceeds of credit or other forms of insurance coverage on any of the following, and all books and records pertaining to any of the following:

(1)          all of Debtor’s Accounts, and all rights, title or interest in any other real or personal property represented by or securing the same, and all of Debtor’s rights as an unpaid vendor or lienor, including stoppage in transit, replevin or reclamation and any other items of real or personal property in which Debtor has granted or may in the future grant a lien or security interest to Lender hereunder or in any supplement hereto or otherwise;

(2)          all supporting obligations, including all guarantees, mortgages on real or personal property, leases or other agreements or property securing or relating to any of the items referred to in clause (1) of this definition of “Collateral” or acquired for the purpose of securing and enforcing any of such items;

(3)          all of Debtor’s Inventory;

(4)          all of Debtor’s general intangibles, including, without limitation, all goodwill, Intellectual Property Rights, customer lists, supplier lists, franchises, all of Debtor’s interests in and rights to domain names and web sites and all rights and interests related thereto, tax refund claims and all other contract rights and chooses in action;

(5)          all of Debtor’s instruments, including promissory notes, and all of Debtor’s documents;

(6)          all of Debtor’s investment property;

(7)          all of Debtor’s deposit accounts;

(8)          all of Debtor’s machinery, equipment, motor vehicles of any nature and description, furniture and fixtures and all assets which are classified by Debtor as fixed assets for accounting purposes or which should be classified as fixed assets in accordance with GAAP;

(9)          all of Debtor’s leases, rents, issues and profits;

(10)        all of Debtor’s life insurance policies and their cash surrender values;

(11)        all of Debtor’s letter of credit rights and letters of credit;

(12)        all of Debtor’s post office boxes and all of Debtor’s rights in connection therewith;

(13)        all of Debtor’s computer and other data processing hardware, all software programs, whether owned, licensed or leased, and all documentation for such hardware and software;

(14)        all of Debtor’s books and records pertaining to any of the foregoing, however produced, reproduced or recorded, including, but not limited to, books and records stored or maintained on any type of computer and/or data processing system or equipment (including, but not limited to, all related discs, tapes, printouts and media); and

(15)        all sums on deposit in the Collateral Accounts.

“Collateral Accounts” shall mean each of Lender’s accounts identified below maintained with First Business Bank for the benefit of Debtor:

Carparts Amazon 1 Collateral Account	Account No. 1889-685-14

Carparts Amazon 2 Collateral Account	Account No. 1894-369-15

Carparts Amazon 3 Collateral Account	Account No. 1341-98-657

Carparts Credit Card Collateral Account	Account No. 1961-369-37

Carparts General Collateral Account	Account No. 1143-40-791

“Collateral Agreements” shall mean and include all agreements, instruments, documents and other papers delivered or to be delivered hereunder or otherwise to create a security interest, mortgage or other lien in or on any property to secure the Obligations.

“Collateral Report” shall mean a report in the form required by Lender reflecting the Collateral-Obligation Ratio in accordance with Section 4.1 (based on daily Qualified Accounts and monthly Qualified Inventory figures) as of the end of the prior Business Day, together with such information relating to the Collateral as Lender may request, certified by an authorized signatory of Debtor.

“Collections” shall have the meaning provided in Section 5.2.

“Consolidated Net Revenue” shall mean, for any period, the consolidated net revenues of Debtor and its Subsidiaries for such period, determined in accordance with GAAP and as reflected in the financial statements delivered pursuant to Section 7.1, excluding (without duplication) (i) extraordinary, non‑recurring or unusual gains, (ii) intercompany revenues to the extent eliminated in consolidation, and (iii) revenues from discontinued operations.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” shall mean, collectively, those certain Convertible Notes dated September 10, 2025, issued by Debtor in favor of Axislink Holding B.V., in other original principal amount of Twenty-Three Million Two Hundred Thousand Dollars ($23,200,000.00, and issued by Debtor in favor of Lovely Peach Limited, in the original principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000), and having a maturity date of September 10, 2028.

“Credit Facility A” shall mean the revolving credit facility provided by Lender to Debtor pursuant to the terms and conditions of and in the maximum amount set forth in Section 2.1 hereof.

“Current Maturities of Long-Term Debt” shall mean, for any fiscal period, and without duplication, the aggregate amount of all principal payments due and prepayments made in such fiscal period on all Indebtedness for borrowed money (other than principal due or prepaid on Note A), and for the deferred purchase price of property (including under Capitalized Leases) or services in respect of which Debtor is liable.

“Customer” shall mean and include the account debtor with respect to any of the Accounts or the prospective purchaser with respect to any contract right or any party who enters into or proposes to enter into any contract or other arrangement with Debtor, pursuant to which Debtor is to deliver any personal property or perform any services.

“De Minimis Basket” shall mean, at any time of calculation, an amount equal to one percent (1.0%) of Consolidated Net Revenue for the most recently ended four‑fiscal‑quarter period for which financial statements were required to be delivered pursuant to Section 7.1.

“Debtor Representative” shall mean Carparts.com.

“Default Period” shall mean any period of time beginning on the first day of the month in which an Event of Default occurs and ending on the date identified by Lender in writing as the date that such Default Period has ended.

“EBITDA” shall mean, for any fiscal period, Debtor’s Net Earnings (Loss) plus Interest Expense, taxes, depreciation and amortization to the extent deducted in determining such Net Earnings (Loss) plus other adjustments approved by Lender in its sole discretion.

“Environmental Laws” shall mean all federal, state and local law (including common law), statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous substances or to human health and safety matters.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any corresponding or succeeding law, together with any regulations, interpretations, announcements or decisions thereunder.

“Excluded Accounts” shall mean collectively, (a) the cash collateral account held with JPMorgan Chase Bank, N.A. for the purpose of securing certain letters of credit outstanding as of the Closing Date, and (b) all deposit accounts that (i) are maintained by the Foreign Bank, (ii) used solely as a cash collateral account in support of Business Credit Card Indebtedness, (iii) that are zero balance accounts (ZBAs) so long as funds are swept daily and no meaningful balance is maintained other than de minimis day‑to‑day amounts, and (iv) used solely for (A) funding payroll, employee wage and salary payments (including commissions), and employee benefit or expense‑reimbursement obligations, (B) paying or remitting taxes (including payroll, employment, sales and use, and other taxes), in each case, so long as no other funds are deposited into such accounts other than amounts intended for such payments and reasonable buffers and (C) trust, escrow, fiduciary or similar accounts that are maintained solely for the benefit of third parties (including tenant security deposits, customer deposits, earnest money escrows, purchase‑price escrows and insurance proceeds held in trust).

“Fixed Charges” shall mean, for any fiscal period, the sum of (a) Interest Expense paid in cash plus (b) Current Maturities of Long-Term Debt.

“Fixed Charge Coverage Ratio” shall mean, for any fiscal period, the ratio of (a) EBITDA minus taxes paid in cash minus dividends and other distributions paid in cash minus Unfinanced Capital Expenditures, to (b) Fixed Charges for such fiscal period, as determined on a consolidated basis in accordance with GAAP.

“Foreign Bank” means China Trust Bank.

“GAAP” means generally accepted accounting principles, consistently applied.

“Guarantee” shall mean, for any Person (the “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability (assuming such Person is required to perform) in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” shall mean Whitney Automotive Group, Inc., a Delaware corporation, Go Fido, Inc., a Delaware corporation, Automotive Specialty Accessories and Parts, Inc., a Delaware corporation, and each other Person now or hereafter guarantying payment of the Obligations.

“Intellectual Property Rights” shall mean all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” shall mean, for any fiscal period, and without duplication, the total interest expense, whether paid or accrued (including that attributable to capitalized leases) of Debtor.

“Inventory” shall mean and include all inventory of Debtor, whether consisting of whole goods, spare parts or components, all personal property of Debtor held for sale, lease or demonstration, or to be furnished under contracts for service, goods leased to others, trade-ins and repossessions, raw materials, work in process, materials and supplies used or consumed in Debtor’s business, and all additions and accessions to any of the foregoing, including documents evidencing such property, and all such property which may be returned to Debtor by its Customers or repossessed by Debtor.

“JPMorgan Assignment of Deposit Account” shall mean that certain Assignment of Deposit Account (Specific Liabilities) dated June 10, 2026, by Debtor in favor of JPMorgan Chase Bank, N.A.

“JPMorgan Payoff Letter” shall mean that certain Payoff Letter dated June 15, by and among Debtor, Guarantors and JPMorgan Chase Bank, N.A., as Agent.

“JPMorgan Transition Period” shall mean the period commencing on the Closing Date and ending on September 8, 2026.

“Letter of Credit Liabilities” shall mean the sum of the aggregate amount available to be drawn under letters of credit issued at the request of Debtor by Lender or by a Bank Affiliate or other bank under an agreement with Lender plus the aggregate amount of any unreimbursed draws under any such letter of credit.

“Liquidity Triggering Event” shall mean, as of any date of determination, (i) the sum of Cash on Deposit plus Availability is less than Fifteen Million Dollars ($15,000,000), or (ii) Availability is less than Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

“Maximum Loan Amount” shall mean the maximum principal amount of Credit Facility A.

“Net Earnings (Loss)” shall mean, for any fiscal period, Debtor’s after tax net income (loss), decreased by the sum of any extraordinary or non-operating income recorded by Debtor and increased by any extraordinary or non-operating expense or loss recorded by Debtor, as determined in accordance with GAAP.

“Net Worth” shall mean (1) the total of all of Debtor’s assets minus (2) the aggregate of all Debtor’s liabilities and reserves of every kind and character, all determined in accordance with GAAP.

“Note A” shall mean Debtor’s promissory note, substantially in the form attached hereto as Exhibit A.

“Note” shall mean Note A, each amended, restated, supplemented, modified or extended from time to time.

“Obligations” shall mean all of Debtor’s debts, notes (specifically including, but not limited to, the Note), obligations and liabilities (specifically including, but not limited to, all liabilities of Debtor for advances made by Lender under Credit Facility A for reimbursement of draws made pursuant to letters of credit issued at the request of Debtor hereunder, and all unpaid interest, fees and expenses relating to all such letters of credit) of whatever nature or amount (and any extensions, renewals, or modifications thereof) to Lender or any Bank Affiliate arising out of this Agreement or other credit or financial accommodations of whatever nature (direct, indirect, contingent or otherwise) previously granted, contemporaneously granted or granted in the future by Lender or any Bank Affiliate to Debtor, to Debtor and another, or to another guaranteed or endorsed by Debtor, and the performance of all covenants, conditions and agreements contained in this Agreement, the Note, the Collateral Agreements or in any evidence of or document relating to any of the foregoing, and, to the extent not prohibited by law, costs and expenses of collection or enforcement of the Obligations, including, but not limited to, actual attorneys’ fees.  Obligations shall include all amounts that Lender is obligated to pay or has paid as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to letters of credit issued at the request of Debtor by a Bank Affiliate or other bank.

“Operating Account” shall mean Carparts.com’s commercial demand account number 1890-683-15, maintained with First Business Bank.

“Original Termination Date” shall mean March 31, 2028.

“Patriot Act” shall mean the USA Patriot Act (Pub. L. 107-56, signed into law October 26, 2001), as amended.

“Pension Plan” shall mean an employee pension benefit plan, within the meaning of Section 3(2) of ERISA, which is maintained or sponsored by Debtor or any Affiliated Company, or to which Debtor or any Affiliated Company is required to contribute.  The term “Pension Plan” also means any multi-employer plan within the meaning of Section 3(37) of ERISA, which is contributed to by Debtor or any Affiliated Company.

“Permitted Acquisition” shall mean any Acquisition in a transaction that satisfies each of the following requirements:  (a) such Acquisition is not a hostile acquisition or contested by the Person to be acquired; (b) (i) the assets being acquired (other than a de minimis amount of assets in relation to Debtor’s total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Debtor or a business reasonably related thereto and (ii) the target of such Acquisition is engaged in the business of the type conducted by Debtor on the date of execution of this Agreement and business, operations and activities reasonably related thereto or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto and businesses reasonably related thereto; (c) both before and after giving effect to such Acquisition, each of the representations and warranties in this Agreement is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), except to the extent any such representations and warranties are expressly limited to a specific date, in which case, such representations and warranties shall have been true and correct in all material respects as of such specified date; (d) no Liquidity Trigger Event shall have occurred and be continuing; (e) no Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition; (f) as soon as available, but not less than 20 days prior to such Acquisition, Debtor shall have provided Lender (i) notice of such Acquisition and (ii) a copy of all available business and financial information reasonably requested by Lender including pro forma financial statements, statements of cash flow, financial covenant projections, and availability projections; (g) not later than (i) 5 Business Days prior to the anticipated closing date of such Acquisition, Debtor shall have provided Lender with the then current drafts of the acquisition agreement and other material documents relative to such Acquisition, which agreement and documents must be reasonably acceptable to Lender, and (ii) two (2) Business Days prior to the anticipated closing date of such Acquisition, Debtor shall have provided Lender with the final copies of the acquisition agreement and other material documents relative to such Acquisition, which agreement and documents must be reasonably acceptable to Lender; and (h) immediately after giving effect to such Acquisition, the total amount of all Permitted Acquisitions for the current fiscal year (together with all asset sales permitted under Section 8.4.8, distributions permitted under Section 8.7.4 and investments permitted under Section 8.8.7 for such fiscal year) shall not exceed the most recent De Minimis Basket at the time of calculation.

“Permitted Investments” shall mean:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)          money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AA by S&P and Aa2 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” shall mean the liens described on Schedule 8.2.2 attached hereto.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean either a Pension Plan or a Welfare Benefit Plan.

“Qualified Account” shall mean an Account owing to Debtor, less any finance charges and/or any amount reserved for discounts, which meets all of the following specifications:

(1)          Sale of Goods or Services Rendered.  It arose from the performance of services by Debtor, or from a bona fide sale or lease of goods, which have been delivered or shipped to the Customer and for which Debtor has genuine invoices, shipping documents or receipts, which sale is not a consignment sale, a sale on approval or a sale or return.

(2)          Age of Invoice.  It is not unpaid more than ninety (90) days past the date of invoice.  An invoice may not be dated prior to performance of the service or delivery of the goods represented on that invoice.

(3)          Past Due Accounts of Customer.  Not more than twenty-five percent (25%) of the accounts owing by the Customer are more than ninety (90) days past the date of invoice.

(4)          Ownership.  It is owned by Debtor free of all liens and encumbrances and security interests (except Lender’s security interest and subordinated Authorized Security Interests).

(5)          Acceptance by Customer.  It is enforceable against the Customer and for the amount shown as owing in the statements furnished by Debtor to Lender.  No return, rejection or repossession has occurred.  It and the transaction out of which it arose comply with all applicable laws and regulations.  The merchandise or services have been fully accepted by the Customer without dispute and are not subject to any setoff, credit allowance or adjustment, nor is it subject to any defenses or counterclaims.

(6)          Not a Contra Account.  The Customer does not hold any account receivable from or other indebtedness of Debtor.

(7)          Not a Foreign Receivable.  The Customer has its principal place of business in the United States of America or the account is secured by either (i) a letter of credit in form satisfactory to Lender issued or confirmed by a United States of America bank satisfactory to Lender, or (ii) foreign credit insurance in form and substance satisfactory to Lender and assigned to Lender on terms satisfactory to Lender.

(8)          Not Partial or Progress Billing.  It does not represent partial billing, bill and hold or progress billing of a transaction with a Customer.

(9)          Affiliates.  It is not due from an Affiliate.

(10)        Government as Customer.  It is not due from the United States of America government or any of its departments, agencies or instrumentalities, unless Debtor has complied with Section 7.13 hereof to the satisfaction of Lender.

(11)        Satisfaction of Lender as to Financial Condition of Customer.  Lender is, and continues to be satisfied with the creditworthiness of the Customer in relation to the amount of credit extended and has not notified Debtor, orally or in writing, that the account or Customer is unsatisfactory.

(12)        Concentration.  It is not an otherwise Qualified Account owed by a Customer, to the extent that the balance of Accounts owed by such Customer exceeds twenty-five percent (25%) of the aggregate amount of all Accounts.

(13)        Satisfaction of Lender.  Lender has not notified Debtor, orally or in writing, that the account or Customer is unsatisfactory in any respect.

“Qualified Credit Card Accounts” shall mean an Account owing to Debtor that is otherwise a Qualified Account, which meets all of the following specifications:

(1)          Credit Card Receivable.  It arises under an approved credit card processing agreement with a credit card processor satisfactory to Lender in its sole discretion.

(2)          No Default.  No default or termination event exists under the applicable credit card processing agreement.

(3)          Payment Terms.  It is not unpaid more than five (5) days after the date in which the applicable Debtor submitted the underlying credit card charge to the credit card processor for remittance.

(4)          Processing Agreement.  It is subject to an agreement between Lender and the credit card processor pursuant to which all payments in respect of such Account are required to be remitted directly to the applicable Collateral Account.

(5)          No Withholding.  No amounts with respect thereto are held back, reserved or withheld by the applicable credit card processor.

(6)          No Setoff Rights.  It is not subject to any right of setoff, recoupment, deduction or counterclaim by such credit card processor.

(7)          No Chargeback or Dispute.  It is not subject to any asserted or known chargeback, refund, reversal, dispute or offset and is not otherwise ineligible under the terms of the applicable credit card processing agreement.

“Qualified Inventory” shall mean Debtor’s inventory of finished goods for sale, specifically excluding goods in transit, fabricated parts, consigned goods, office supplies, work-in-process, slow moving inventory, ingredients, product literature and packaging materials, which meets these specifications:

(1)          Ownership.  It is owned by Debtor free of all tax liens and other liens, encumbrances and security interests (except Lender’s security interest and subordinated Authorized Security Interests).

(2)          Location.  It is located at one of the locations listed on Schedule 6.3 hereto and Lender has received a landlord waiver, warehouseman’s agreement, bailee letter or other collateral access agreement, in form and substance satisfactory to Lender, duly executed by the lessor, warehouseman or other Person in possession of such Inventory, and which agreement remains in full force and effect.

(3)          Other Financing.  No financing statement (other than Lender’s and those relating to subordinated Authorized Security Interests) is on file covering it or its products or proceeds.

(4)          Documents.  If it is represented or covered by documents of title, Debtor is the owner of the documents free of all tax liens and other liens, encumbrances and security interests (other than Lender’s security interest and subordinated Authorized Security Interests).

(5)          Condition.  It is in good condition and, in the case of goods held for sale, it is new and unused (except as Lender may otherwise consent in writing).

(6)          Age-Obsolescence.  It is less than twelve (12) old and neither obsolete nor obsolescent.

(7)          Licensed Inventory.  It does not contain or bear any intellectual property rights licensed to Debtor unless Lender is satisfied in its sole discretion that it may sell or otherwise dispose of such inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such inventory under the current licensing agreement.

(8)          Royalties.  It is not subject to any royalty payments to a third party.

(9)          No Returns.  It is not in the process of being returned to a vendor.

(10)        Satisfaction of Lender.  Lender has not notified Debtor, orally or in writing, that any of the Inventory is unsatisfactory.

“Subordinated Debt” shall mean such Indebtedness of Debtor which is fully subordinated in right of payment, in a manner satisfactory to Lender, to the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Debtor or Guarantors, as applicable.

“Termination Date” shall have the meaning provided in Section 10 hereof.

“Unfinanced Capital Expenditures” shall mean expenditures or contracts to expend for the lease (other than the operating lease), purchase or other acquisition of any capital asset, or for the lease (other than the operating lease) of any other asset whether payable currently or in the future, for which Debtor does not become indebted to another party or incur a contractual liability.

“Unused Amount” shall mean, as of any date, Twenty-Five Million Dollars ($25,000,000.00) minus the outstanding principal amount under Credit Facility A.

“Variable Rate” shall mean, with respect to any date of determination, the greater of (a) zero percent (0.00%) and (b) the 1 Month Term SOFR published by CME Group Benchmarks Administration Limited (or a successor administrator designated by the relevant authority), on CME Group’s website, https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html (or any successor website or source), for such date (or if not published for the date of determination, the 1 Month Term SOFR most recently published).

“Welfare Benefit Plan” shall mean an employee welfare benefit plan, within the meaning of Section 3(1) of ERISA, which is maintained or sponsored by Debtor or any Affiliated Company, or to which Debtor or any Affiliated Company is required to contribute.

2.          CREDIT FACILITIES

2.1.        Credit Facility A.  Subject to the terms, conditions and limitations hereof, including, without limitation, Section 4.1 hereof, and provided that no Event of Default has occurred hereunder, Lender agrees to lend (and upon repayment relend) money to Debtor in such amounts as Debtor from time to time requests, up to the maximum amount of Twenty-Five Million Dollars ($25,000,000.00).  Advances by Lender hereunder shall be made by transfer to the Operating Account.  Loans so made shall be evidenced by Debtor’s Note A, and, in addition, Lender shall maintain a loan account ledger for Debtor, the debit balance of which shall reflect the amount of Debtor’s indebtedness to Lender from time to time by reason of any loans, advances or financial accommodations made in conformance with this Credit Facility A.  Each month Lender shall render to Debtor a statement of account as of the last day of the preceding month, which statement shall be considered correct and accepted by Debtor and conclusively binding upon Debtor unless Debtor notifies Lender to the contrary within thirty (30) days from the date of mailing of said statement.  Debtor promises to pay to Lender interest in accordance with Section 2.3 hereof and to pay all outstanding principal and accrued but unpaid interest under Note A in full on the date of the termination of this Agreement.

2.2.        Reserved.

2.3.        Interest and Fees.

2.3.1.      Interest Rate and Payment.  The interest rate hereunder on the Note shall be equal to three and one-quarter percent (3.25%) per annum (the “Incremental Rate”) in excess of the Variable Rate; provided, however, that the Incremental Rate shall be reduced, effective on the first day following Lender’s receipt of Debtor’s audited financial statements for the fiscal year then ending, by (i) one-quarter percent (0.25%), if and only if, Debtor’s audited financial statements for such fiscal year show that the Fixed Charge Coverage Ratio for such fiscal year is equal to or less than 1.25 to 1.0 and at least 1.10 to 1.0, or (ii) one-half percent (0.50%), if and only if, Debtor’s audited financial statements for such fiscal year show that the Fixed Charge Coverage Ratio for such fiscal year is greater than 1.25 to 1.0, and provided that in each case no Event of Default has occurred and is continuing.  If at any time during the term hereof, the then applicable Variable Rate will not adequately and fairly reflect the cost to Lender of making or maintaining the loans hereunder (including, without limitation, on account of changes in law that may change applicable reserve requirements, result in additional taxes, or impose additional conditions on Lender or its parent company), then Debtor will pay to Lender upon written notice from Lender setting forth the amount necessary to compensate Lender, which notice shall be conclusive, absent manifest error, such additional amount or amounts as will compensate Lender for such additional costs incurred.  Interest shall be computed daily based upon a three hundred sixty (360) day year and the Variable Rate and the outstanding loan balances as they exist at the end of each day.  Changes in the Variable Rate shall become effective without notice to Debtor; however, Lender will advise Debtor of such changes upon Debtor’s request.  At any time during any Default Period or following the Termination Date, in Lender’s sole discretion and without waiving any of its other rights or remedies, the unpaid balances on the Note shall bear interest at three percent (3.0%) per annum in excess of the rate that would apply in the absence of a default, effective as of the first day of the month in which such Default Period begins through the last day of such Default Period, or any shorter time period that Lender may determine.  Interest for each calendar month on the Note shall be due and payable to Lender by Debtor as of the first day of the next succeeding month, and at Lender’s sole option may be debited to Debtor’s loan account ledger for Credit Facility A.

2.3.2.      Minimum Interest.  Notwithstanding the interest rate set forth above, and notwithstanding the principal amount of the debit balance, Debtor agrees that all interest charges computed on the Note under Section 2.3.1 hereof will be at least Forty Thousand Dollars ($40,000.00) per calendar quarter (“Minimum Interest Amount”).  If during the term of this Agreement regularly scheduled interest payments due by Debtor to Lender for any calendar quarter during the term of this Agreement (the “Applicable Period”) are less than the Minimum Interest Amount for the Applicable Period, Debtor agrees to pay to Lender on the first day of the next following calendar quarter (or upon termination of this Agreement and payment in full of the Obligations, if earlier) the difference between the Minimum Interest Amount and interest actually due for the Applicable Period.  When calculating the deficiency between the Minimum Interest Amount and interest actually due for the Applicable Period, additional interest charged during a Default Period pursuant to Section 2.3.1 shall be disregarded.  All amounts owing under this Section 2.3.2 may, at Lender’s sole option, be debited to Debtor’s loan account ledger for Credit Facility A.

2.3.3.      Facility Fees – Reimbursement of Expenses.  In addition to all other amounts to be paid by Debtor hereunder, Debtor shall pay Lender the following fully earned non-refundable fees:  (i) a facility fee of One Hundred Twenty-Five Thousand Dollars ($125,000.00) payable at closing, (ii) annual facility fees of Sixty-Two Thousand Five Hundred Dollars ($62,500.00) each, payable on each anniversary of the date of closing, (iii) with each payment of interest, an unused line fee payable in arrears at the rate of one-quarter percent (0.25%) per annum on the average daily Unused Amount during the prior calendar month, (iv) at any time outstanding Obligations and Letter of Credit Liabilities under Credit Facility A (as evidenced by Debtor’s loan account ledger for Credit Facility A) exceeds the amount permitted in accordance with Section 4.1 (herein, an “overadvance”), in Lender’s sole discretion and without waiving any of its other rights or remedies, daily overadvance fees at Lender’s then applicable rate, which are currently One Thousand Dollars ($1,000.00) per day, payable on the dates each such overadvance occurs, and (v) monthly letter of credit fees payable in arrears at the rate of one-quarter percent (0.25%) on the outstanding amount of letters of credit issued at the request of Debtor by Lender or by a Bank Affiliate or other bank and outstanding during the prior month, payable on the first day of each month after the issuance of each such letter of credit, plus all applicable issuance fees, draw fees, amendment fees and other related fees.  Amounts to be reimbursed by Debtor include all of Lender’s legal fees incurred in negotiating and preparing the documentation for this extension of credit, along with all other normal and customary out of pocket fees relating to and expenses associated with preparation for closing and the actual closing of the transaction contemplated by this Agreement, including, without limitation, travel and travel related expenses of Lender’s personnel incurred in connection with due diligence and closing activities related to the transaction contemplated by this Agreement (whether or not the transaction closes or funds are advanced), all of which amounts shall be payable upon demand.  Notwithstanding the foregoing, all such legal fees and expenses related to the closing of this Agreement shall be capped at One Hundred Fifty Thousand Dollars ($150,000.00).  Debtor shall also pay Lender, upon demand, for all field examinations of Debtor and its assets performed by Lender (at Lender’s standard fee, which is currently One Thousand One Hundred Dollars ($1,100.00) per day, plus out of pocket expenses) or on behalf of Lender (by reimbursing Lender’s actual expense), whether conducted in conjunction with Lender’s pre closing due diligence or in accordance with Section 7.7, during the term of this Agreement.  To the extent the Obligations are being prepaid in full prior to the Termination Date, any fees or other amounts otherwise payable under this Section 2.3.3 after such prepayment date but on or prior to the Termination Date shall be due and payable with the final payment of the Obligations.  All amounts owing under this Section 2.3.3 may be debited to Debtor’s loan account ledger for Credit Facility A.

2.3.4.      Limitation on Interest.  In no contingency or event whatsoever shall the interest rate charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event such a court determines that Lender has received interest hereunder in excess of the highest rate permissible under law, Lender shall promptly refund such excess to Debtor without penalty or damages of any kind.

2.4.        Requests for Advances.  Requests for advances hereunder received prior to 1:00 p.m. Central Time on a Business Day will be processed on the same Business Day and, subject to availability terms and absence of default hereunder will be honored the same Business Day.  Requests for advances received after 1:00 p.m. Central Time on any Business Day or on any other day will be processed on the next Business Day.

2.5.        Letters of Credit.  Subject to the terms, conditions and limitations hereof, including, without limitation, Section 4.1 hereof, and provided that no Event of Default has occurred hereunder, Lender agrees, if requested by Debtor, to issue, or cause to be issued by a Bank Affiliate or other bank, letters of credit for the account of Debtor, in accordance with Lender’s or such Bank Affiliate’s or other bank’s usual and customary business practices, provided that Lender or such Bank Affiliate or other bank shall have received, each in form and substance acceptable to it and duly executed by Debtor, the documents that Lender or such Bank Affiliate or other bank generally uses in the ordinary course of its business for issuance of letters of credit of the type requested.  No letter of credit may have an expiration date later than the date that is thirty (30) days prior to the Termination Date.  Notwithstanding anything to the contrary contained herein, Debtor and Lender hereby agree that all obligations of Debtor to reimburse or pay Letter of Credit Liabilities shall be satisfied by the prompt issuance of one or more advances under Credit Facility A, which Debtor hereby acknowledges are requested and (x) if the conditions for such advances are met, Lender hereby agrees to fund, and (y) if the conditions for such advances are not met, Lender may but shall not be obligated to fund.  All amounts not so reimbursed shall bear interest as provided in any applicable letter of credit application or letter of credit agreement (or any promissory note issued by Debtor in connection therewith), or in the absence of such provision, shall bear interest and be payable at the same rate and in the same manner as advances under Credit Facility A.

3.          SECURITY INTEREST AND PLEDGE

To secure the payment and performance of all of Debtor’s Obligations as herein defined, and as a contemporaneous exchange for value, Debtor hereby grants, pledges, hypothecates and assigns to Lender and each Bank Affiliate a lien and security interest in the Collateral, as herein defined, and all of its ledger sheets, files, records, documents and instruments relating to the Collateral.  Upon request by Lender, Debtor will grant Lender a security interest in all commercial tort claims it may have against any Person.

Debtor also grants Lender and each Bank Affiliate a security interest and lien in any credit balance or other money now or hereafter owed Debtor by Lender or any Bank Affiliate, and Debtor agrees that Lender may at any time after an occurrence of an Event of Default, without notice or demand, set off against such credit balance or other money any amount unpaid under the Obligations.

Lender shall have received within thirty (30) days after closing written reports establishing to the satisfaction of Lender that financing statements and, as appropriate, fixture financing statements have been effectively filed and/or recorded in all appropriate offices providing Lender with a perfected first priority security interest in the personal property and fixtures Collateral described herein.

4.          COLLATERAL–OBLIGATION RATIOS

4.1.        Facility A.  Without Lender’s written consent, Debtor shall not at any time permit the sum of the aggregate amount of those Obligations reflected by the loan account ledger for Credit Facility A, plus all Letter of Credit Liabilities to exceed the lesser of (i) Twenty-Five Million Dollars ($25,000,000.00), or (ii) the sum of:

4.1.1.      eighty-five percent (85%) of the amount owing on Qualified Accounts (excluding Qualified Credit Card Accounts) (after deducting payments on Qualified Accounts which are in the process of collection by Lender); plus

4.1.2.      ninety percent (90%) of the amount owing on Qualified Credit Card Accounts (after deducting payments on Qualified Credit Card Accounts which are in the process of collection by Lender) (subject to a maximum of Five Million Dollars ($5,000,000.00)); plus

4.1.3.      the lesser of (i) eighty-five percent (85%) of Qualified Inventory at the appraised net orderly liquidation value or (ii) fifty percent (50%) of Qualified Inventory at cost or wholesale market value, whichever is lower (subject to a maximum under this Section 4.1.3 of Twenty-Five Million Dollars ($25,000,000.00)); less

4.1.4.      letter of credit reserves, sales tax reserves and any other reserves Lender, in its sole discretion, deems necessary or appropriate; taking into account Debtor’s and Debtor’s Customers’ financial condition and prospects, the nature and condition of the Collateral, applicable contingencies and any other factor deemed material by Lender.

4.2.        Additional Payments.  In addition to other required payments, Debtor shall pay Lender, in reduction of the Obligations owing to Lender at any time, such sums as may be necessary from time to time to maintain the foregoing ratios and to comply with the foregoing advance limits.  Such ratio is stated only for the purpose of advances under this Agreement and not for valuation of the Collateral.

5.          COLLECTIONS

5.1.        Collection Service.  Prior to Lender making any advances hereunder, Debtor hereby agrees to enter into a Tri-Party Account Agreement (the “Tri-Party Agreement”), pursuant to which Lender, First Business Bank and Debtor shall agree upon the procedures for processing Collections through the Collateral Accounts.

5.2.        Receipt and Credit for Collection.  All checks, drafts, cash, notes, money orders, acceptances and other remittances (“Collections”) in part or full payment of and with respect to the Collateral received directly by Debtor shall immediately be delivered by Debtor to Lender (for deposit in the applicable Collateral Account) via electronic transmission (referred to as “remote capture deposit”) or by Debtor to Lender in precisely the form received (but endorsed by Debtor if necessary for collection), and until such delivery such Collections shall be held by Debtor in trust for Lender.  To the extent Debtor is to receive Collections via ACH initiated by Debtor or other electronic transfers, such transfers shall be made to the applicable Collateral Account.  Collections received in the Amazon 1 Collateral Account, the Amazon 2 Collateral Account, the Amazon 3 Collateral Account and the Credit Card Collateral Account shall be transferred to the General Collateral Account subject to a one (1) Business Day collection period.  All Collections received in the General Collateral Accounts shall be transferred to the Operating Account subject to a one (1) Business Day collection period; provided that upon the occurrence and during the continuance of a Liquidity Triggering Event or an Event of Default, at the option of Lender, all Collections received in the General Collateral Account shall be transferred to Lender’s general funding account and applied by Lender against the Obligations subject to a one (1) Business Day collection period by crediting Debtor’s loan account ledger for Credit Facility A.  (Availability, however, shall be determined on the basis of Collections being applied against the Obligations upon receipt in Lender’s general funding account.)  In the event that any such item, the amount of which has been credited against the Operating Account or the Obligations, as applicable, is subsequently dishonored or otherwise returned unpaid to Lender or First Business Bank, Lender may retroactively debit Debtor’s loan account ledger for Credit Facility A for the amount of such item.

5.3.        Verification and Notification.  Lender may confirm and verify all Accounts in any manner, and Debtor shall assist Lender in so doing.  Lender may terminate Debtor’s authority to make Collection at any time a Liquidity Triggering Event or an Event of Default has occurred and is continuing.  If a Liquidity Triggering Event or an Event of Default occurs and is continuing, Lender may at any time notify, or require Debtor to notify, all of Debtor’s Customers or any of them to make payment directly to Lender and Lender may enforce collection of, settle, compromise, extend or renew the indebtedness of any or all of Debtor’s Customers without liability of any kind.  Until Debtor’s Customers are otherwise notified, Debtor, as agent of Lender, shall make Collections on the Accounts.

5.4.        Authority to Perform for Debtor.  To the fullest extent permitted by law, Debtor appoints each and every agent of Lender as Debtor’s attorney-in-fact to endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any security interest that may come into Lender’s possession and to sign Debtor’s name on any invoice or bill of lading relating to any of the Accounts, on drafts against Customers, and notices to Customers.  This power, because it is coupled with an interest, is irrevocable while any Obligation remains unpaid.  Lender is hereby authorized and empowered to accept the return of goods represented by any of the Accounts, without notice to or the consent of Debtor, without discharging or in any way affecting Debtor’s liability hereunder.  All acts of Lender or its appointee are hereby ratified and approved, and Lender or its appointee shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law.

6.          DEBTOR’S WARRANTIES

Debtor warrants that while any of the Obligations are unpaid or unsatisfied:

6.1.        Accuracy of Information.  All information, certificates or statements given to Lender pursuant to this Agreement shall be true and complete when given.

6.2.        Accuracy of Financial Statements.  As of the date hereof, to the best of Debtor’s knowledge no material adverse change has occurred or is about to occur which would affect the business, operations, assets, property, prospects or financial condition of Debtor and the Guarantors as reflected in Debtor’s 2025 fiscal year audited consolidated financial statements or its January 2026 interim consolidated financial statements previously provided to Lender by Debtor.  Debtor agrees to notify Lender immediately of any adverse changes to said financial statements.

6.3.        Names; Addresses.  The address appearing on page 1 hereof is Debtor’s principal place of business and the address of the office where Debtor keeps its records concerning Accounts and contract rights.  Such location shall not be changed without the prior written consent of Lender.  Except as listed on Schedule 6.3, there are no other locations at which Debtor keeps any Collateral or records.  Debtor’s name as indicated in the records of its state of organization is listed on Schedule 6.3 hereto.  Schedule 6.3 hereto lists, in addition to Collateral and record locations outside Debtor’s principal office, all prior corporate names and all trade names by which Debtor is now known or was previously known within the past five (5) years.

6.4.        Organization.  Each Debtor and each Guarantor is duly organized, validly existing and in good standing under the laws of its incorporation or organization, as applicable, and is duly qualified to do business and is in good standing in every jurisdiction in which such Debtor and such Guarantor is required under the laws of such jurisdiction to qualify to do business or otherwise register.  Each Debtor and each Guarantor has filed all reports required to be filed by such Debtor and such Guarantor with the applicable Secretary of State’s office (or equivalent) in order to maintain its charter and no proceeding is pending to revoke any Debtor’s or any Guarantor’s charter or dissolve any Debtor or any Guarantor.

6.5.        Other Agreements.  No Debtor or Guarantor is in default under any agreement for the payment of money.

6.6.        Unfunded Liabilities – ERISA.  Except as set forth on Schedule 6.6, no Debtor or Guarantor has a Plan.  None of the Pension Plans has an accumulated funding deficiency, as defined under Section 302 of ERISA and Section 412 of the Internal Revenue Code whether or not waived.  All of the Pension Plans are qualified under Section 401(a) of the Internal Revenue Code and the related trusts are exempt from tax under Section 501(a) of the Internal Revenue Code.  Debtor and the Guarantors have not incurred and do not expect to incur any liability to the Pension Benefit Guaranty Corporation (“PBGC”), or to any trustee appointed pursuant to ERISA Section 4042, with respect to any Pension Plan, and the PBGC has not instituted proceedings to terminate any Pension Plan or to have a trustee appointed under ERISA Section 4042 to administer or terminate any Pension Plan.  There are no pending investigations by any government agency involving the Plans.  Except as set forth on Schedule 6.6 hereto, no event has occurred, and there exists no condition or set of circumstances which presents a risk of termination of any Pension Plan or which could result in any liability on the part of Debtor or any Guarantor to the PBGC and there has been no reportable event (as defined in Section 4043(b) of ERISA).  No Debtor or Guarantor has been engaged in any “prohibited transaction” (as defined in ERISA Section 406 and Section 4975 of the Internal Revenue Code), with respect to a Plan or any of the related trusts, which may result in any civil penalty assessed pursuant to ERISA Section 502(i) or a tax imposed by the Internal Revenue Code.  No Debtor or Guarantor has withdrawal liability assessed or contingently assessable under ERISA as to any Pension Plan which is a multi–employer Plan.  Except as set forth on Schedule 6.6, each Debtor and Guarantor does not maintain unfunded Welfare Benefit Plans (within the meaning of ERISA Section (1)) for employees of any Debtor or Guarantor which cannot be terminated without further financial obligation on the part of such Debtor or Guarantor upon notice of not more than thirty (30) days.  Each of the Plans has been administered at all times, and in all material respects, in accordance with its terms.  Debtor and the Guarantors have fully complied with the notice and continuation of coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Internal Revenue Code.  All reports, statements, returns, and other information required to be furnished or filed with respect to the Plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Internal Revenue Code, and they are true and correct.  Records of the Plans have been maintained in accordance with Section 107 of ERISA.  Debtor, the Guarantors and all other fiduciaries (as defined in Section 3(21) of ERISA) with respect to any of the Plans do not have any material liability for any breach of any fiduciary duties under Section 404, 405 or 409 of ERISA.  No action, proceeding or claim has been asserted, or is pending or threatened, against Debtor or the Guarantors or any Plan fiduciary with respect to any Plan and no basis exists therefor.  For purposes of this Section 6.6, “Debtor” shall include Debtor and any Affiliated Company.

6.7.        Ownership.  Debtor is the exclusive owner of the Collateral free of all encumbrances, security interests, liens and interests of third parties whatsoever (except Lender’s security interest and Authorized Security Interests), and chattel paper constituting Collateral evidences a perfected security interest in the goods covered by it, free from all other encumbrances and security interests, and no financing statement (other than Lender’s or one giving rise to an Authorized Security Interest) is on file covering the Collateral or any of it.  If Inventory is represented or covered by documents of title, Debtor is the owner of the documents, free of all encumbrances and security interests other than Lender’s security interest and Authorized Security Interests.  Debtor is duly authorized to sell, transfer, pledge and grant a security interest in each and every item of the Collateral.

6.8.        Litigation.  Except as set forth on Schedule 6.8, there is no litigation or proceeding pending or, to the knowledge of any of Debtor’s officers, threatened against Debtor or any Guarantor which might materially adversely affect the condition of Debtor or any Guarantor or the ability of Debtor to perform the Obligations.

6.9.        Fiscal Year.  Debtor’s fiscal year ends on the Saturday nearest the end of December.

6.10.      Validity of Agreement.  The execution and delivery of this Agreement to Lender will not violate or constitute a breach of Debtor’s Articles of Incorporation, Bylaws or other organizational papers or any indenture, agreement or undertaking to which Debtor is a party or is subject.

6.11.      Dump Sites.  Except as disclosed on Schedule 6.11 hereto, with respect to the period during which Debtor or any Guarantor owned or occupied its real estate, and to the best of Debtor’s knowledge after reasonable investigation, with respect to the time before Debtor or any Guarantor owned or occupied its real estate, no person or entity has caused or permitted materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate owned or occupied by Debtor or any Guarantor, which materials, if known to be present, would require cleanup, removal or some other remedial action under Environmental Laws.

6.12.      Tanks.  Except as disclosed on Schedule 6.12 hereto there are not now, nor to the best of Debtor’s knowledge after reasonable investigation have there ever been, tanks or other facilities on, under, or at any real estate owned or occupied by Debtor or any Guarantor which contained materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws.

6.13.      Other Environmental Conditions.  Except as disclosed on Schedule 6.13 hereto to Debtor’s knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this loan which would subject Debtor or any Guarantor to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Debtor.

6.14.      Changes in Laws.  To the best of Debtor’s knowledge, there are no proposed or pending changes in Environmental Laws that would adversely affect Debtor or any Guarantor.

6.15.      Environmental Judgments, Decrees and Orders.  Except as set forth on Schedule 6.15, Debtor and each Guarantor is not subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws.

6.16.      Environmental Permits and Licenses.  Debtor and each Guarantor have all permits, licenses and approvals required under Environmental Laws, including all permits, licenses and approvals relating to air emissions or disposal of hazardous waste or wastewater.

6.17.      Employee Controversies.  Except as set forth on Schedule 6.17, there are no controversies pending or, to the best of Debtor’s knowledge after diligent inquiry, threatened or anticipated between Debtor or any Guarantor and any of their respective employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Debtor or any Guarantor.

6.18.      Labor Matters.  There are no strikes or other labor disputes against Debtor or any Guarantor pending or, to Debtor’s knowledge, threatened.  The hours worked and payment made to employees of Debtor and each Guarantor have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All payments due from Debtor or any Guarantor, or for which any claim may be made against Debtor or any Guarantor, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Debtor or such Guarantor.  The consummation of the transactions contemplated by this Agreement will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Debtor or any Guarantor is a party or by which Debtor or any Guarantor is bound.

6.19.      Patents; Trademarks; Licenses.  Debtor and each Guarantor possess adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names to continue to conduct its business as heretofore conducted.  All of the following, whether unregistered, federally registered or for which Debtor or any Guarantor has made application for federal registration, whether owned by or licensed to Debtor or any Guarantor, are listed on Schedule 6.19 hereto:  patents, patent applications, copyrights, service marks, trademarks and trade names.

6.20.      Investment Company.  Debtor and each Guarantor is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.21.      Consignments.  None of the inventory in Debtor’s possession was obtained by Debtor on consignment or approval.

6.22.      Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein, other than reductions for customary discounts granted to an account debtor or other obligor in the ordinary course of business, or in Debtor’s records pertaining thereto as being obligated to pay such obligation.

6.23.      Financing Statements.  Debtor has authorized the filing of financing statements sufficient when filed to perfect the security interests in personal property created hereby.  When such financing statements are filed in the offices noted therein, Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

7.          DEBTOR’S AFFIRMATIVE COVENANTS

During the term of this Agreement, and until the Obligations are paid or satisfied in full, Debtor covenants and agrees as follows:

7.1.        Business Records; Reports.  Debtor and the Guarantors shall maintain a standard and modern system of business records prepared in accordance with GAAP and shall furnish Lender such reports respecting the business, assets and financial condition of Debtor as Lender may request, all of which reports shall be certified, in form satisfactory to Lender, by a principal officer of Debtor or, when requested by Lender, audited by an independent certified public accountant satisfactory to Lender.  Lender shall have the right at any time during normal business hours to verify, check, inspect and make abstracts and copies of all of Debtor’s books, accounts, records, audits, orders, correspondence, corporate minute books and other legal records and such other papers, computer files, discs, tapes, printouts and other media as Lender may desire.  In addition to the foregoing, Debtor agrees to deliver to Lender:

7.1.1.      Within one hundred twenty (120) days after the end of each fiscal year of Debtor, a consolidated balance sheet of Debtor as of the close of such fiscal year and related consolidated statements of earnings, retained earnings and statements of cash flows for such year, each with comparative figures for the preceding fiscal year, all in detail satisfactory to Lender, prepared in accordance with GAAP, and audited by an independent certified public accountant satisfactory to Lender.

7.1.2.      Within thirty (30) days after the end of each fiscal month, a balance sheet and related statements of earnings, retained earnings and statements of cash flows for such month, in each case with comparative figures for the same month in the preceding fiscal year, prepared on the same basis as the most recent annual statement provided pursuant to Section 7.1.1 above, certified by an officer of Debtor.

7.1.3.      Within ten (10) days of filing, but in any event no later than October 31 of each year, Debtor’s federal income tax returns for the preceding tax year.

7.1.4.      As often as requested by Lender, but at least monthly, a Collateral Report, unless a Liquidity Triggering Event or an Event of Default has occurred and remains continuing, in which case a Collateral Report shall be as often as requested by Lender, but at least weekly.

7.1.5.      Within fifteen (15) days after the end of each month, agings of Debtor’s accounts payable and accounts receivable and inventory listings, each as of the end of such month.

7.1.6.      On or before thirty (30) days following the end of each fiscal year of Debtor commencing with the 2026 fiscal year of Debtor, Debtor shall furnish to Lender a Business Plan (as defined hereinafter) for Debtor for the next succeeding fiscal year of Debtor.  For purposes of this Section 7.1.6, “Business Plan” shall mean a statement prepared by Debtor’s management of management’s intentions and projections with regard to anticipated business developments or objectives relating to Debtor’s business, including (a) a statement of Debtor’s projected Inventory and sales, (b) an operating and capital budget, and (c) projections of (i) monthly balance sheets of Debtor, for such fiscal year of Debtor, (ii) monthly statements of income and expense for such fiscal year of Debtor, and (iii) monthly budgets of capital expenditures to be incurred by Debtor during such fiscal year of Debtor.  The Business Plan shall be in reasonable detail and certified by the President of Debtor as having been prepared in good faith and to the best knowledge and ability of Debtor.  Debtor shall, promptly (in any event no later than five (5) Business Days from the date thereof) upon any material revision of any of the foregoing, provide a copy of such revision to Lender.

7.1.7.      Upon receipt by Debtor, copies of all management letters and detailed audit reports submitted to Debtor by independent certified public accountants.

7.1.8.      Within thirty (30) days after the end of each month, a statement in the form of Exhibit B hereto certified by the chief financial officer of Debtor, in form and content satisfactory to Lender, representing and warranting that (a) the representations and warranties contained in this Agreement are true and correct as of the date of such statement, except for changes permitted or contemplated by this Agreement which have been disclosed in writing to Lender; (b) no condition, event, act or omission has occurred or exists which constitutes an Event of Default under this Agreement or, if such condition, event or act has occurred or does exist; stating in reasonable detail all relevant facts with respect thereto, (c) the financial statements of Debtor submitted with such statement have been prepared in accordance with GAAP, subject to year-end adjustments, (d) a Liquidity Triggering Event has or has not occurred during such month and providing the relevant factual information and computations to evidence the same, and (e) if a Liquidity Triggering Event has occurred during such month that is also the end of a fiscal quarter, Debtor is in compliance with Section 7.24 of this Agreement and providing relevant factual information and computations to evidence such compliance.

7.1.9.      As Lender may request from time to time, copies of remittances received by Debtor with those Collections deposited in the Collateral Accounts by remote capture deposit.

7.2.        Conduct of Business.  Debtor and the Guarantors shall maintain current filings of its Certificate of Incorporation or Certificate of Formation, as applicable, in all states in which Debtor and the Guarantors are qualified to do business, and do all things necessary for Debtor and the Guarantors to remain duly organized and validly existing and maintain all requisite authority to conduct its business in all states as may be required.

7.3.        Changes in Status of Collateral.  Debtor shall promptly (in any event no later than five (5) Business Days from the date thereof) notify Lender if any Qualified Account (including, without limitation, any Qualified Credit Card Account) or Qualified Inventory ceases to be qualified.

7.4.        Chattel Paper, Instruments, etc.  Chattel Paper, instruments, drafts, notes, acceptances, and other documents which constitute Collateral shall be on forms reasonably satisfactory to Lender.  Debtor shall, at the request of Lender, promptly mark all such forms of Collateral to indicate conspicuously Lender’s interest and upon Lender’s request, immediately deliver them to Lender, duly endorsed or assigned by Debtor.  This Section 7.4 shall apply to chattel paper, instruments, drafts, notes, acceptances and other documents which constitute Collateral when the amount of the document exceeds $100,000.

7.5.        Collateral Records and Statements.  Debtor shall keep accurate and complete books and records pertaining to the Collateral in such detail and form as Lender requires and in accordance with GAAP, including, but not limited to, schedules of inventory, original orders, invoices, and shipping documents.  At the request of Lender, Debtor shall furnish to Lender a statement, certified by Debtor and in such form and containing such information as may be prescribed by Lender, showing the current status and value of the Collateral.

7.6.        Taxes and Expenses.  Any taxes (excluding income taxes of Lender) payable or ruled payable by any Federal or State authority in respect of this Agreement, any Note or any Collateral Agreement shall be paid by Debtor, together with interest and penalties, if any, provided that Debtor shall be allowed to contest the same in good faith so long as (1) Debtor maintains adequate reserves therefor, (2) Debtor gives Lender notice thereof, and (3) Lender will not be adversely affected thereby.  Subject to Section 2.3.3, Debtor shall also reimburse Lender for all fees and reasonable and documented out-of-pocket expenses and disbursements incurred by Lender in connection with this Agreement, any Note or any of the Collateral Agreements, including the actual reasonable and documented legal fees and expenses of Lender’s legal counsel.  Debtor also agrees to pay the fees and reasonable and documented expenses incurred by Lender in connection with any subsequent amendment or modification of this Agreement, any Note or any of the Collateral Agreements, or their collection and/or enforcement (including, but not limited to, reasonable and documented attorney fees and time charges of attorneys who may be employees of Lender).

7.7.        Inspection of Collateral.  At reasonable times Lender may examine the Collateral and have full access to, and right to audit, check, inspect and make abstracts and copies from Debtor’s books and records pertaining to it, wherever located; provided, however, that so long as no Event of Default or Liquidity Triggering Event has occurred and remains continuing, Lender shall examine the Collateral no more than two times in any calendar year; and Debtor shall assist Lender in so doing.  In connection therewith, Lender may from time to time in its sole discretion conduct or engage a third party to conduct field audits/examinations of the Collateral and Debtor’s books and records pertaining thereto, and to the extent provided in and otherwise consistent with Section 2.3.3 hereof, Debtor shall pay to Lender the cost of such audits/examinations upon Lender’s presentation of an invoice therefor.  For the avoidance of doubt, as long as no Event of Default or Liquidity Triggering Event has occurred and is continuing hereunder, Debtor shall pay such audit expenses upon presentation of an invoice no more than two times in any calendar year.

7.8.        Insurance.  Debtor shall procure forthwith and maintain insurance against loss, theft, destruction and damage to the Collateral for the full insurable value thereof, with such companies as are acceptable to Lender for the life of this Agreement, plus other insurance thereon in the amounts and against such risks as Lender may specify, including, without limitation, cyber security and liability insurance, and promptly, but no later than one hundred twenty (120) days after the Closing Date, deliver an original copy of each such policy to Lender, with a standard Lender’s Loss Payable Clause in favor of Lender.  Further, Debtor shall cause its insurer to deliver to Lender an Evidence of Property Insurance prior to the date hereof and each year promptly following renewal of each such policy.  Loss or damage to the Collateral shall not release Debtor from any of its Obligations to Lender.  Lender is authorized, but not obligated, in the name of Debtor or otherwise, to make, adjust, settle claims under or cancel any insurance on the Collateral and apply all insurance proceeds against the Obligations.  All policies of insurance shall provide for at least thirty (30) days prior written notice to Lender of cancellation, non-renewal or modification to its terms.  In addition, Debtor agrees to maintain business interruption and workman’s compensation in reasonable amounts designated at any time or from time to time by Lender.  All liability insurance policies must name Lender as an additional insured.

7.9.        Maintenance of Collateral.  Debtor shall maintain the Collateral and every part thereof in good condition and repair and not permit its value to be impaired (excepting only reasonable wear and tear); keep it free from all tax liens and other liens, encumbrances and security interests (other than Lender’s security interest and Authorized Security Interests); defend it against all claims and legal proceedings by persons other than Lender; pay and discharge when due all taxes, levies and other charges or fees levied or assessed upon it; provided, however, that Debtor shall be allowed to contest the same in good faith so long as (1) Debtor maintains adequate reserves therefor, (2) Debtor gives Lender notice thereof, and (3) Lender will not be adversely affected thereby; not lease, sell, transfer it from the premises where now located, or otherwise dispose of it or permit it to become a fixture or accession to other goods, without the prior written approval of Lender, except for sales or leases of Inventory in the ordinary course of business and except as permitted under Section 8.4 hereof; not permit it to be used in violation of any applicable law, regulations, or policy of insurance; and, as to Collateral consisting of instruments and chattel paper, preserve rights in it against prior parties.

7.10.      Maintenance of Security Interest.  Debtor shall pay all expenses and, upon request, take any action deemed advisable by Lender to preserve the Collateral or to establish priority of, perfect, continue perfected, terminate or enforce Lender’s interest in it or rights under this Agreement and in accordance with the terms hereof.  Debtor shall execute and deliver to Lender any and all documents Lender requests to perfect its security interest in any or all Collateral.  Debtor authorizes Lender to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” or “all assets” as Lender deems necessary or useful to perfect Lender’s interest in or rights under this Agreement.

7.11.      Notice of Changes.  Debtor shall promptly (in any event no later than five (5) Business Days from the date thereof) notify Lender in writing of any change of its officers, directors or key employees and any change in the information provided in the most current Beneficial Ownership Certification that would require a new Beneficial Ownership Certification be provided to Lender; use of any trade name not listed on Schedule 6.3 hereto; acquisition of any federally registered patents, patent applications, copyrights, service marks, trademarks or trade names; application for registration of any patents, patent applications, copyrights, service marks, trademarks or trade names; death of any guarantors; any sale or purchase not in the regular course of Debtor’s business, excluding Permitted Dispositions; or any other material change in the business or financial affairs of Debtor.

7.12.      Return and Repossession.  In the event of any return, reclamation or repossession of any Collateral outside of the normal course of business, Debtor shall immediately notify Lender and remit to Lender the amount credited by Debtor to the account of the Customer to whom such goods had previously been sold or leased.

7.13.      United States of America Contracts.  If any Accounts arose out of contracts with the United States of America or any of its departments, agencies or instrumentalities, Debtor shall promptly (in any event no later than five (5) Business Days from the date thereof) notify Lender and execute any writings required by Lender in order that all money due or to become due under such contracts shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act or other applicable laws or regulations; and prior to completion of the foregoing, such Accounts shall be excluded from Qualified Accounts.

7.14.      Use of Proceeds.  Advances by Lender to Debtor under this or other agreements shall be used exclusively by Debtor to refinance existing indebtedness with JPMorgan Chase Bank, N.A. and for operating capital and other valid corporate purposes.

7.15.      Compliance with Laws.  Debtor shall comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject to the extent the failure to comply could reasonably be expected to materially adversely affect the condition of Debtor or any Guarantor or the ability of Debtor to perform the Obligations.

7.16.      Notice of Default.  Debtor shall, within five (5) Business Days thereof, give notice in writing to Lender of the occurrence of any Event of Default or of any other development, financial or otherwise, which might materially adversely affect its business, properties or affairs or the ability of Debtor to perform the Obligations.

7.17.      Further Assurances.  Upon the request of Lender from time to time, Debtor shall execute and deliver to Lender in form acceptable to Lender’s counsel (i) all such further documents and assurances in order to perfect and/or maintain any security interest or mortgage granted to Lender, (ii) collateral assignments of all leases of real or personal property acquired by Debtor after the date of this Agreement, (iii) mortgage and security agreements covering all trademark and trade name registrations and applications acquired by Debtor, (iv) motor vehicle lien applications and other documentation requested by Lender to cause Lender to be named as a lienholder on the titles to Debtor’s vehicles, and (v) assignments of life insurance.

7.18.      Maintain Deposits.  Debtor shall maintain all its commercial demand, deposit and other cash disbursement accounts with a Bank Affiliate, other than Excluded Accounts, each of which shall be subject to a control agreement for the benefit of Lender.  Debtor shall deposit or cause to be deposited all Collections in the Collateral Accounts established for the benefit of Debtor at First Business Bank.  Such accounts shall at all times have deposits in sufficient amounts to pay all bank charges and fees charged in connection therewith, including, but not limited to, all deposit account charges, wire transfer fees, ACH fees and all fees for cash management services.

7.19.      Margin Security.  As of the execution hereof, Debtor does not own any margin security and none of the loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

7.20.      Compliance with Environmental Laws.  Debtor and each Guarantor shall timely comply with all applicable Environmental Laws to the extent the failure to comply could reasonably be expected to materially adversely affect the condition of Debtor or any Guarantor or the ability of Debtor to perform the Obligations.

7.21.      Orders, Decrees and Other Documents.  Debtor shall provide to Lender immediately upon receipt copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Debtor or a cleanup, removal, remedial action, or other response by or on the part of Debtor under Environmental Laws which seeks damages or civil, criminal or punitive penalties from Debtor for an alleged violation of Environmental Laws.

7.22.      Agreement to Update.  Debtor shall advise Lender in writing as soon as Debtor becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate.

7.23.      Sales on Consignment.  Debtor shall promptly (in any event no later than five (5) Business Days from the date thereof) notify Lender of all sales of Inventory on consignment, and Debtor shall take all steps requested by Lender to protect Debtor’s interest in such Inventory and to perfect Lender’s security interest in such Inventory.

7.24.      Springing Financial Covenant.  Upon the occurrence of and during the continuation of a Liquidity Triggering Event, the Debtor shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0, tested as of the last day of each fiscal quarter for the most recently completed four consecutive fiscal quarters then ended.  The Fixed Charge Coverage Ratio shall be tested commencing with the fiscal quarter in which the Liquidity Triggering Event occurs and for each fiscal quarter thereafter.

7.25.      Reserved.

7.26.      Notice of Commercial Tort Claims.  Promptly (in any event no later than five (5) Business Days from the date thereof) upon knowledge thereof, Debtor shall deliver to Lender notice of any commercial tort claims in excess of Twenty-Five Thousand Dollars ($25,000.00) it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of Debtor’s damages, copies of any complaint or demand letter submitted by Debtor, and such other information as Lender may request.

7.27.      Delivery of Instruments, etc.  Upon request by Lender, Debtor shall promptly (in any event no later than five (5) Business Days following such request) deliver to Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by Debtor.

7.28.      Employee Compensation.  Debtor and the Guarantors shall pay when due all employee wages, salary and benefits, including, without limitation, vacation pay, sick pay and other employment benefits, in each case in accordance with applicable law, and upon request of Lender, shall provide Lender evidence of the same and such other information regarding employee compensation as Lender may request, all in a form acceptable to Lender.

7.29.      Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.  As required pursuant to the Patriot Act and Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Debtor agrees to provide such information.  In addition, and without limiting the foregoing sentence, Debtor shall (a) ensure that no Person who owns a controlling interest in or otherwise controls Debtor is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of advances and loans hereunder to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) laws and regulations, as amended.

7.30.      SEC Filings; Public Information.  If Debtor is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Debtor shall furnish to Lender:

7.30.1.    Promptly after the same become publicly available, copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed by the Debtor with the Securities and Exchange Commission (the “SEC”); and

7.30.2.    Upon request, copies of any other material reports or registration statements filed by the Debtor with the SEC.

7.31.      Post-Closing Requirements.

7.31.1.    On or before September 8, 2026, Debtor shall provide evidence to Lender that (i) all Liabilities (as defined in the JPMorgan Assignment of Deposit Account as in effect on the date hereof) have been terminated and all obligations owing in respect thereof have been paid in full, (ii) all Banking Services Obligations (as defined in the JPMorgan Payoff Letter in effect on the date hereof) have been terminated and all obligations owing in respect thereof have been paid in full, and (iii) any account established by Debtor with JPMorgan Chase Bank, N.A. has been terminated and closed.

7.31.2.    Promptly after JPMorgan Chase Bank, N.A. is required to release any Cash Collateral (as defined in the JPMorgan Payoff Letter in effect on the date hereof) pursuant to the terms of the JPMorgan Payoff Letter, and in any event within five (5) Business Days after such obligation arises, Debtor shall cause JPMorgan Chase Bank, N.A. to wire all remaining Cash Collateral to the Carparts General Collateral Account in accordance with the terms of the JPMorgan Payoff Letter.

7.31.3.    During the JPMorgan Transition Period, Debtor shall (i) not maintain more than Seven Hundred Thousand Four Hundred Dollars ($700,400.00) in the aggregate at any time in the Cash Collateral Account (as defined in the JPMorgan Payoff Letter in effect on the date hereof) or any other account with JPMorgan Chase Bank, N.A. or any of its affiliates, (ii) not increase any Liabilities (as defined in the JPMorgan Assignment of Deposit Account as in effect on the date hereof), LC Obligations (as defined in the JPMorgan Payoff Letter in effect on the date hereof) or Banking Services Obligations (as defined in the JPMorgan Payoff Letter in effect on the date hereof), and (iii) immediately upon the expiration of any Continuing LC (as defined in the JPMorgan Payoff Letter in effect on the date hereof), cause such letter of credit to be replaced by a letter of credit issued by First Business Bank or another bank acceptable to Lender.

7.31.4.    During the JPMorgan Transition Period, notwithstanding Section 7.18, Debtor may maintain deposit accounts with JPMorgan Chase Bank, N.A. existing as of the Closing Date, other than the Cash Collateral Account, solely to facilitate the orderly transition of Debtor’s treasury management activity to First Business Bank, including the processing of outstanding or continuing governmental auto-debits and stray receipts; provided that Debtor shall (i) not maintain more than Three Million Dollars ($3,000,000.00) in the aggregate at any time in such accounts, which excess amounts (if any) shall be immediately transferred to the Carparts General Collateral Account within one (1) Business Day after receipt thereof, (ii) not open any additional deposit account with JPMorgan Chase Bank, N.A. or any of its affiliates, (iii) use commercially reasonable efforts to migrate all governmental auto-debits, customer remittances, treasury management services and related account activity from JPMorgan Chase Bank, N.A. to First Business Bank as promptly as practicable, and (iv) on or before September 8, 2026, close all such accounts and deliver to Lender evidence of such closure in form and substance satisfactory to Lender.

7.31.5.    No later than thirty (30) days following the Closing Date, Debtor shall deliver to Lender a favorable opinion of counsel licensed in the State of Wisconsin, in form and substance satisfactory to Lender.

7.31.6.    Debtor will use commercially reasonable efforts to obtain a landlord consent for the Jacksonville, Florida location, in a form acceptable to Lender, within 30 days following the Closing Date.  If Debtor fails to obtain a landlord consent within such 30 day period, either, at the election of Lender and notice to Borrower (i) all inventory held at such location will be excluded from the Collateral-Obligation ratio under Section 4.1 or (ii) Lender will implement a reserve equal to 3 months rent for such location under Section 4.1.4.

7.32.      Foreign Bank Deposits.  Upon the occurrence and during the continuance of a Liquidity Triggering Event or an Event of Default, Debtor shall provide to Lender as often as requested by Lender, but in any event at least weekly, all bank statements, activity detail, cash reconciliations and other documents and information related to Debtor’s accounts with the Foreign Bank, in form and substance satisfactory to Lender.

8.          DEBTOR’S NEGATIVE COVENANTS

During the term of this Agreement, and until the Obligations are paid or satisfied in full, Debtor covenants and agrees that it will not, and no Guarantor will, except with the prior written approval of Lender:

8.1.        Indebtedness.  Become or remain liable in any manner in respect of any indebtedness or contractual liability (including, without limitation, notes, bonds, debentures, loans, guaranties, endorsements, obligations of partnerships, and pension liabilities, in each case whether or not contingent and whether or not subordinated) (“Indebtedness”), except:

8.1.1.      Indebtedness arising under this Agreement;

8.1.2.      Indebtedness arising under the Convertible Notes;

8.1.3.      Indebtedness existing on the date hereof and set forth in Schedule 8.1.3 and extensions, renewals and replacements of any such Indebtedness provided that the principal amount of such Indebtedness is not increased;

8.1.4.      Secured Indebtedness corresponding to Authorized Security Interests;

8.1.5.      Unsecured Indebtedness, other than for money borrowed for the purchase of a capital asset, incurred in the ordinary course of its business, which becomes due and must be fully satisfied within twelve (12) months after the date on which it is incurred;

8.1.6.      Business Credit Card Indebtedness in an aggregate principal amount not in excess of $10,000,000 at any time outstanding so long as the principal amount thereof remains fully cash collateralized;

8.1.7.      Indebtedness of Debtor or any Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount thereof is not increased; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $15,000,000 at any time outstanding;

8.1.8.      Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

8.1.9.      Indebtedness of the Debtor or any Guarantor in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

8.1.10.    Indebtedness in respect of netting services, overdraft protections, automatic clearinghouse arrangements, check endorsement guarantees, and otherwise in respect of cash management services, in each case incurred in the ordinary course of business;

8.1.11.    Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

8.1.12.    Indebtedness in the form of contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of the Debtor or the applicable Guarantor incurred in connection with the consummation of one or more Permitted Acquisitions;

8.1.13.    reserved;

8.1.14.    unsecured Indebtedness of the Debtor or any Guarantor or any Subsidiary in respect of earn-outs owing to sellers of assets or Equity Interests to the Debtor or any Guarantor or any Subsidiary that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions, and is subordinated to the Obligations upon terms and conditions, acceptable to Lender;

8.1.15.    subject to an intercreditor agreement in form and substance satisfactory to Lender, Indebtedness incurred to finance Inventory (other than Eligible Inventory) of the Debtor or any Guarantor in transit from outside the United States in an aggregate amount not to exceed $6,500,000 at any time outstanding; and

8.1.16.    Subordinated Debt.

8.2.        Liens.  Create, incur or cause to exist any mortgage, security interest, encumbrance, lien or other charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, except:

8.2.1.      The interests created by this Agreement and other documents between Debtor and Lender in favor of Lender;

8.2.2.      Permitted Liens as described on Schedule 8.2.2 attached hereto.  Such security interests shall secure only debt owing to the parties listed on Schedule 8.2.2 as of the date hereof, and shall be limited only to security interests in the property described in Uniform Commercial Code Financing Statements listed on Schedule 8.2.2 hereto;

8.2.3.      Liens for taxes or assessments not yet due or contested in good faith by appropriate proceedings;

8.2.4.      A purchase money security interest or lessor’s interest securing Indebtedness permitted to be outstanding or incurred under Section 8.1.7 hereof;

8.2.5.      Construction lien claims arising from work done pursuant to construction contracts, provided that Debtor is not in default under such construction contracts;

8.2.6.      Easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership or use of Debtor’s property;

8.2.7.      Liens and/or deposits made in connection with workers compensation, unemployment insurance or other insurance or to secure performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds, performance bonds or other obligations of like nature incurred in the ordinary course of business, provided that Debtor is not in default under or delinquent in any of the foregoing agreements or obligations;

8.2.8.      rights of setoff or bankers’ Liens upon deposits in favor of a Foreign Bank, solely to the extent incurred in connection with the maintenance of such account in the ordinary course of business;

8.2.9.      judgment liens in respect of judgments that do not constitute an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith;

8.2.10.    Liens securing Indebtedness permitted to be outstanding or incurred pursuant to Section 8.1.6 hereof; and

8.2.11.    Other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the purchase of property on credit and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in its business.

8.3.        Reserved.

8.4.        Dispositions of Assets.  Sell, lease, or otherwise dispose of all or any substantial part of its property, except:

8.4.1.      sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, unmerchantable, worn out or surplus equipment or property in the ordinary course of business;

8.4.2.      sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

8.4.3.      sales, transfers and dispositions related to a one-time disposition in the amount of $3,000,000 occurring in Debtor’s fiscal year ending December 31, 2026;

8.4.4.      dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Debtor, provided that, the net proceeds of any such insurance or eminent domain action are applied to prepay the Obligations;

8.4.5.      sales or other dispositions of property (other than Eligible Inventory) to the extent that (i) the property disposed of is exchanged for credit against the purchase price of similar replacement property and (ii) the proceeds of such sale or disposition are reasonably promptly applied to the purchase price of such replacement property;

8.4.6.      sales or other dispositions of property acquired pursuant to a Permitted Acquisition so long as (i) the consideration received for the assets to be so sold or disposed is at least equal to the fair market value of such assets, (ii) the aggregate fair market value of all such property sold or disposed of under this clause (h) does not exceed $12,500,000 from the date hereof, (iii) the assets to be so sold or disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, (iv) the assets to be so sold or disposed are not necessary or integral in connection with the business of the Debtor or any Subsidiary, (iv) no Event of Default has occurred and is continuing or would result from any such sale or disposition and (v) the net proceeds received for the assets to be sold or disposed of are applied to prepay the Obligations;

8.4.7.      sale of all of the Equity Interests in any Subsidiary (other than Debtor) so long as (i) the consideration received for the Subsidiary to be so sold is at least equal to the fair market value of the assets owned by such Subsidiary, (ii) the Subsidiary to be so sold is not necessary or integral in connection with the business of the Debtor or any other Subsidiary, (iii) no Event of Default has occurred and is continuing or would result from any such sale and (iv) the net proceeds received for the assets to be sold or disposed of are applied to prepay the Obligations; and

8.4.8.      transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph shall (i) be made for fair market value and for at least 75% cash consideration and (ii) shall not exceed during any fiscal year of the Debtor an amount equal to (together with all distributions permitted under Section 8.7.4 and investments and acquisitions permitted under Sections 8.8.1 and 8.8.9 for such fiscal year) the most recent De Minimis Basket at the time of calculation, and provided that the proceeds of any such transfer or disposition are deposited to the Collateral Account and are applied to prepay the Obligations.

8.5.        Recapitalization and Merger.  Recapitalize its corporate structure, consolidate or merge with any other corporation, acquire any business, acquire stock of any corporation, or enter into any partnership or joint venture, except (i) with the express written consent of Lender, or (ii) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, a Subsidiary may merge into Debtor in a transaction in which Debtor is the surviving corporation.

8.6.        Conduct of Business.  Substantially alter the nature of the business in which it has advised Lender it plans to engage.

8.7.        Distributions; Payments on Subordinated Debt.  Directly or indirectly declare or pay any dividends or make any distributions or payments on account of equity interests to shareholders, relatives of shareholders or Affiliates of shareholders; purchase or redeem any of its equity interests or purchase or redeem any interest or property of any of its shareholders, relatives of shareholders or Affiliates of shareholders; or enter into any agreement for any of the foregoing; or make any payment on any loan or note payable to any of its shareholders, relatives of its shareholders or Affiliates of shareholders or on any other loan or note payable which is subordinate by agreement to the obligations hereunder, except:

8.7.1.      Debtor and any Guarantor may declare and pay, and agree to pay, dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

8.7.2.      Debtor and any Guarantor may make, and agree to make payments hereunder not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Debtor or any Guarantor; provided that no Liquidity Triggering Event or Event of Default has occurred and is continuing or would result from the making of such payment;

8.7.3.      payments of regularly scheduled interest and principal payments as and when due in respect of any permitted Indebtedness under Section 8.1 hereof, subject to the terms of any applicable subordination or intercreditor agreement; and

8.7.4.      other dividends and distributions that are not permitted by any other paragraph of this Section 8.7, provided that the aggregate fair market value of all such dividends and distributions made in reliance upon this paragraph shall not exceed during any fiscal year of the Debtor an amount equal to (together with all asset sales permitted under Section 8.4.8 and investments and acquisitions permitted under Sections 8.8.1 and 8.8.7 for such fiscal year) the most recent De Minimis Basket at the time of calculation; provided further that no Liquidity Triggering Event or Event of Default has occurred and is continuing or would result from the payment of such dividends or distributions.

8.8.        Investments.  Purchase stock or securities of (including any Acquisition), extend credit to, or make investments in, become liable as surety for, or guarantee or endorse any obligation of, any person, firm or corporation, except:

8.8.1.      Permitted Acquisitions;

8.8.2.      extensions of credit reflected by trade accounts receivable arising for goods sold by Debtor in the ordinary course of its business;

8.8.3.      Permitted Investments;

8.8.4.      investments consisting of: (i) corporate bonds, including eurodollar issues of U.S. corporations and Dollar-denominated issues of foreign corporations rated A by S&P and A2 by Moody's with a maturity of three years or less; (ii) short-term municipal notes rated MIG1 or SP-1 or better, tax-exempt commercial paper rated A-1/P-1 or better, and long-term municipal securities rated AAA; provided that municipal securities that have been pre-refunded, defeased or escrowed to maturity (ETMs) with U.S. Treasury securities do not require an AAA rating; and (iii) bond mutual funds of nationally marketed firms and those in the top two rating categories of any nationally recognized rating service with average effective duration of less than two years, at least 90% of the holdings of which are rated A or better; so long as: (A) the aggregate amount of all such investments under clauses (i), (ii) and (iii) does not exceed $500,000 at any one time outstanding, and (B) no Liquidity Triggering Event or Event of Default has occurred and is continuing or would result from any such investment;

8.8.5.      loans, investments and advances in existence as of the date hereof and described in Schedule 8.8.3;

8.8.6.      loans permitted under Section 8.10; and

8.8.7.      other investments (other than an Acquisition) that are not permitted by any other paragraph of this Section so long as no Liquidity Triggering Event or Event of Default has occurred and is continuing or would result from any such investment and provided that the aggregate fair market value of all such investments made in reliance upon this paragraph shall not exceed during any fiscal year of the Debtor an amount equal to (together with all asset sales permitted under Section 8.4.8, distributions permitted under Section 8.7.4 and acquisitions permitted under Sections 8.8.1 for such fiscal year) the most recent De Minimis Basket at the time of calculation.

8.9.        Discounts and Allowances.  During any Default Period, grant any discount, credit or allowance to any customer of Debtor or accept any return of goods sold.

8.10.      Restricted Payments.  Permit any amount to be owing to Debtor by the officers, directors or shareholders of Debtor or any Affiliate of Debtor, or members of their families, excepting any reasonable loans and advances to employees and agents in the ordinary course of business, excepting any reasonable loans and advances to employees and agents in the ordinary course of business consistent with past practices for salary, travel and entertainment expenses, commissions, relocation costs and similar purposes up to a maximum of $250,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding, provided that no Liquidity Triggering Event or Event of Default has occurred and is continuing or would result from the making of such loans or advances.

8.11.      Compensation.  Pay excessive or unreasonable salaries, bonuses, commissions, consultant fees, or other compensation to any employee, officer or manager of Debtor, any shareholder or director of Debtor, any Affiliate of Debtor or its shareholders and/or any relative of any shareholder or director of Debtor.

8.12.      Reserved.

8.13.      ERISA.  Except as set forth on Schedule 6.6, become a party to, or directly or contingently liable under, any Plan.

8.14.      Obligations to Third Parties.  Permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon it which would materially adversely affect Debtor’s business, properties or affairs or the ability of Debtor to perform the Obligations.

8.15.      Subsidiaries.  Create or permit to exist any subsidiaries, other than the Guarantors and Partsco, LLC.

8.16.      Fiscal Year.  Change its fiscal year.

8.17.      Modification.  Alter, modify, extend, renew or cancel any Collateral, except in the ordinary course of business.

8.18.      Change of Location.  Without at least thirty (30) days prior written notice to Lender, change its principal office, its office where its records concerning Accounts are kept or the location of any of its assets (except the shipment or temporary storage of Inventory in the ordinary and normal course of Debtor’s business); provided, however, that any such change to its principal office or office where its records concerning Accounts are kept or any change to a location outside of the United States shall not be made without Lender’s prior written consent, provided, further, however, that to the extent any such new location is not owned by Debtor, Debtor shall have obtained a Consent of Landlord, Warehouseman’s Agreement or other similar agreement acceptable to Lender with regard to Collateral at such location.

8.19.      Constituent Documents.  Amend its charter or governance documents, including, without limitation, for any change of its name or jurisdiction of organization, in any manner that could reasonably be detrimental to or adverse to the interests of Lender.

8.20.      Government Regulation.  Be or become subject at any time to any law, regulation or list of any government agency that prohibits or limits Lender from making any advance or extension of credit to Debtor or from otherwise conducting business with Debtor or fail to provide documentary and other evidence of Debtor’s or any Guarantor’s identity as may be requested by Lender at any time to enable Lender to verify Debtor’s or any Guarantor’s identity or to comply with any applicable law or regulation, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

8.21.      Foreign Bank Deposits.  Upon the occurrence and during the continuance of a Liquidity Triggering Event or an Event of Default, Debtor shall not permit the aggregate amount of cash, cash equivalents and other funds maintained on deposit in any deposit account, securities account or other account with the Foreign Bank (including any affiliate or branch thereof) to exceed One Million Dollars ($1,000,000.00) at any time.

8.22.      Partsco, LLC.  Permit Partsco, LLC to own, acquire or hold any assets, conduct, transact or otherwise engage in any business or operations, incur, create, assume or suffer to exist any Indebtedness or other liabilities, grant, create, incur, assume or suffer to exist any lien, security interest or other encumbrance on any of its assets, make or hold any investment, loan, advance or capital contribution in or to any Person, open or maintain any deposit account, securities account or other bank account, issue any Equity Interests to any Person other than Debtor or a Guarantor, merge, consolidate, divide, liquidate, dissolve or otherwise dispose of any of its Equity Interests or assets, or take any other action inconsistent with its status as an inactive subsidiary with no assets and no operations.

9.          DEFAULT

Upon the occurrence of one or more of the following events of default (each an “Event of Default”):

9.1.        Insolvency, Bankruptcy, et al.  The commencement by Debtor or any Guarantor of a voluntary case under the federal bankruptcy laws, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Debtor or any Guarantor or of any substantial part of its property, or the making by it of any assignment for the benefit of creditors or the failure of Debtor or any Guarantor generally to pay its debts as such debts become due or the taking of action by Debtor or any Guarantor in furtherance of any of the foregoing; in addition, the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Debtor or any Guarantor in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment by a court of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Debtor or any Guarantor or of any substantial part of its property, or the ordering by a court of the winding up of Debtor’s or any Guarantor’s affairs or liquidation of Debtor’s or any Guarantor’s affairs or assets and the continuance of any such decree or order unstayed, uncontested by Debtor or any Guarantor in good faith and in effect for a period of thirty (30) consecutive days;

9.2.        Nonperformance.  (A) Debtor fails to pay when due any of the Obligations; (B) Debtor breaches or fails to perform any warranty, covenant or undertaking by Debtor in this Agreement or the Obligations, and, with respect to any failure to perform under Section 7.12, 7.15, 7.20 and 7.21 hereof, such failure shall continue unremedied for a period of thirty (30) days after the earlier of Debtor’s knowledge of such breach or notice thereof from Lender; or (C) Debtor fails to perform pursuant to or breaches any provisions of any Collateral Agreement or any other agreement with Lender;

9.3.        Continuation of Guarantors.  Any guarantor terminates, revokes or repudiates his, her or its suretyship or guaranty obligations or defaults under any agreement securing such obligations;

9.4.        Continuation of Subordination Agreements. Any creditor of Debtor which is a party to a subordination agreement or intercreditor agreement with Lender terminates, revokes or defaults under such subordination agreement or intercreditor agreement or, without Lender’s contemporaneous written consent makes demand for payment upon Debtor or take any other action to collect indebtedness from Debtor.

9.5.        Inability to Perform.  Debtor or any Guarantor of any of the Obligations ceases to exist, or becomes insolvent;

9.6.        Misrepresentation.  Any representation, whether oral or written, made to induce Lender to extend credit to Debtor, under this Agreement or otherwise, is false in any material respect when made;

9.7.        Injunction or Attachment.  There is an injunction or attachment issued pursuant to a final and unappealable order entered against any of Debtor’s property in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000.00) or materially restricting the operation of Debtor’s business;

9.8.        Acceleration of Indebtedness.  Any event shall arise which results in the acceleration of the maturity of any substantial Indebtedness of Debtor to others under any indenture, note, agreement or other form of undertaking (for this purpose Indebtedness shall be deemed substantial if it exceeds Five Hundred Thousand Dollars ($500,000.00));

9.9.        Key Management.  David Meniane ceases to be actively involved in the day-to-day management of Debtor’s operations, unless within sixty (60) days after such cessation, (a) a member of the Board of Directors of the Debtor is appointed to serve as interim or permanent Chief Executive Officer, which shall be deemed automatically satisfactory to Lender, or (b) a replacement Chief Executive Officer is appointed who has relevant executive experience in e-commerce, retail, or the automotive aftermarket industry, who is actively performing substantially the same functions for Debtor thereafter, and whose appointment Lender has not objected to in writing within ten (10) Business Days of receiving written notice thereof, such objection not to be unreasonably withheld, conditioned or delayed.

9.10.      Default under Agreement with Bank Affiliate.  An event of default shall occur under any agreement between Debtor and a Bank Affiliate; or

9.11.      Material Adverse Change.  Any event or circumstance with respect to Debtor shall occur such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Debtor under the Collateral Agreements is impaired or any material adverse change in the business or financial condition of Debtor shall occur;

then all of the Obligations shall, at the option of Lender and without any notice or demand, become immediately due and payable; and Lender shall have (i) the rights and remedies provided for in the Collateral Agreements, (ii) all rights and remedies for default provided by the Uniform Commercial Code as enacted in Wisconsin, as well as any other applicable law, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO REPOSSESS, RENDER UNUSABLE OR DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS, WHICH IS HEREBY EXPRESSLY WAIVED BY DEBTOR and the right to foreclose the security interest granted herein by any available judicial procedure to the fullest extent permitted by law.  With respect to such rights and remedies:

A.          Assembling Collateral.  Lender may require Debtor to assemble the Collateral and to make it available to Lender at any convenient place designated by Lender, and Debtor hereby consents to the entry of any injunctive order, or other appropriate equitable relief, compelling Debtor to assemble the Collateral and to make it available to Lender at any convenient place designated by Lender.  Debtor waives any bond or undertaking which might otherwise be required in connection with such relief.  Lender may enter any premises of Debtor, or wherever the Collateral may be located, and keep and store the same on said premises without charge, until sold.

B.          Collection and Handling of Accounts.  Lender may receive, open and dispose of all mail addressed to Debtor and notify the Post Office authorities to change the address for delivery of mail addressed to Debtor to such address as Lender may designate and may, pursuant to the power of attorney granted herein, endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any document relating to any security interest that may come into Lender’s possession and sign Debtor’s name on any invoice or bill of lading relating to any of the Accounts, on drafts against Customers and notices to Customers.  Lender may without notice to Debtor, collect, by legal proceedings or otherwise, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any security interest, instrument or insurance applicable thereto or release the obligor thereon and release and/or impair Collateral.  Nothing in this Agreement shall be construed to constitute Lender as Debtor’s agent for any purpose.  Lender shall not be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damages resulting therefrom.

C.          Expenses and Application of Proceeds.  Debtor shall reimburse Lender for any expense incurred by Lender in protecting or enforcing its rights under this Agreement, including, without limitation, attorneys’ fees incurred in the efforts made to enforce payment or otherwise effect collection of any Accounts, as well as attorneys’ fees and legal expenses incurred in instituting, maintaining, preserving, enforcing and foreclosing the security interest in any of the Collateral, whether through judicial proceedings or otherwise or in defending or prosecuting any actions or proceedings arising out of or relating to Debtor’s transactions with Lender, including attorneys’ fees on appeal, all expenses of taking possession, holding, preparing for disposition and disposing of the Collateral, and all other collection expenses, whether or not in a legal proceeding.  After deduction of such expenses, Lender may apply the proceeds of disposition to the Obligations in such order and amounts as it elects.

D.          Audit.  Lender may, at its option, whether or not the Obligations have been accelerated, conduct or contract for one or more field audits of Debtor’s financial statements and records. Debtor shall reimburse Lender the cost of any such field audits, either by payment in cash or, at Lender’s option, by debit to Debtor’s loan account ledger for Credit Facility A.

E.           Jurisdiction and Venue.  Debtor consents to the venue and jurisdiction of any Circuit Court of Dane County Civil Division in the State of Wisconsin and agrees that all actions, proceedings or other matters arising directly or indirectly hereunder may be initiated in such courts and expressly consents that any service of process may be made by personal service upon Debtor wherever Debtor can be located or by certified or registered mail directed to Debtor at Debtor’s address set forth herein to the full extent permitted by law.

F.           Notice of Disposition of Collateral.  Written notice, when required by law, sent to any address of Debtor in this Agreement, at least ten (10) calendar days (counting the day of mailing) before the date of a proposed disposition of the Collateral is reasonable notice.

G.          Protection or Preservation of Collateral.  Lender has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties.  Lender shall not be responsible nor liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral regardless of the cause thereof, unless caused by Lender’s willful misconduct.

H.          Waiver.  Lender may, at its option, take such action, in Debtor’s name or otherwise, as may be necessary or desirable to fully or partially remedy such default, including, without limitation, signing Debtor’s name or paying any amount so required, and the cost shall be debited to Debtor’s loan account ledger for Credit Facility A and treated for all purposes as an advance made by Lender hereunder, or Lender may permit Debtor to remedy any default, each without waiving any other subsequent or prior default by Debtor.

I.            Compliance with Other Laws.  Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

J.           Warranties.  Lender may sell the Collateral without giving any warranties as to the Collateral.  Lender may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

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10.          TERM AND TERMINATION

This Agreement may be terminated by Lender by written notice to Debtor at any time during a Default Period and shall be automatically terminated upon acceleration of the Obligations in accordance with Section 9 of this Agreement.  In the absence of any such termination, this Agreement shall continue in effect until the Original Termination Date and shall thereafter automatically renew for successive one (1) year periods (the Original Termination Date and each anniversary thereof to which this Agreement has been automatically renewed is herein referred to as a “Termination Date”) unless either of Debtor or Lender has provided the other party with at least thirty (30) days written notice of its intent to terminate this Agreement on the Termination Date. In the event Debtor desires to terminate this Agreement prior to the Termination Date, or in the event of termination of this Agreement during a Default Period prior to the Termination Date, Debtor shall pay to Lender (a) a prepayment premium equal to (i) three percent (3.0%) of the Maximum Loan Amount if termination occurs before the first anniversary hereof, (ii) two percent (2.0%) of the Maximum Loan Amount if termination occurs on or after the first anniversary hereof, plus (b) all other Obligations of Debtor pursuant hereto.  Notwithstanding the foregoing, the security interests and other liens granted to Lender and all Debtor’s duties, obligations and liabilities to Lender shall continue in full force and effect until all of the Obligations have been paid, performed or otherwise satisfied in full, Lender has been indemnified to its satisfaction against losses from non-payment of banking fees otherwise payable by Debtor and non-sufficient funds checks which have been credited against the Obligations prior to termination of this Agreement and each of Debtor and any guarantor of the Obligations has provided a release to Lender in form acceptable to Lender.  By initialing this provision where indicated below, Debtor waives any rights it may have under California Civil Code Section 2954.10, or any successor statute, and Debtor confirms that Lender’s agreement to make the advances hereunder at the interest rate(s) and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by Lender and Debtor, for the prepayment provisions set forth in this Section 10.

DEBTOR’S INITIALS:  ______

11.          INDEMNIFICATION

In consideration of the execution and delivery of this Agreement by Lender and the agreement to extend the credit provided hereunder, Debtor hereby agrees to indemnify, exonerate and hold Lender and each of the officers, directors, employees and agents of Lender (collectively, herein called the “Lender Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, attorneys’ fees and disbursements (collectively, herein called the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance, enforcement or administration of this Agreement, the Note or any other document or instrument executed or delivered in connection with this Agreement, or (b) the noncompliance by Debtor or by any property of Debtor with Environmental Laws.  Notwithstanding the foregoing, Debtor shall not be required to indemnify Lender for any such Indemnified Liabilities arising on account of the willful misconduct of Lender, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, Debtor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Debtor’s obligations under this Section 11 shall survive the termination of this Agreement and the discharge of Debtor’s other obligations hereunder.

12.          PERSONS BOUND

This Agreement benefits Lender, its successors and assigns, and binds Debtor and Debtor’s successors and assigns, provided, however, that in no event may Debtor assign its interests, rights and/or obligations hereunder to any party without the prior written consent of Lender, which consent may be withheld by Lender in its sole discretion.  Lender may disclose to any potential or prospective assignee of Lender, any financial, credit or confidential information or documents of or concerning Debtor which Lender deems necessary.

13.          INTERPRETATION

All of the terms and conditions hereof and the rights, duties and remedies of the parties hereto are governed by the laws of Wisconsin (without giving effect to principles of conflicts of law).  The provisions of this Agreement are severable, and invalidity of any provision of this Agreement shall not affect the validity of any other provisions.  The decision by Lender at any time or times hereafter to not enforce strict performance by Debtor relative to any of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement between Debtor and Lender shall not waive, affect, or diminish the right of Lender thereafter to demand strict compliance and performance therewith.  None of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement now or hereafter executed between Debtor and Lender shall be deemed to have been waived by any act or knowledge of Lender unless in writing and signed by an officer of Lender and directed to Debtor specifying such waiver.  The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.

14.          NOTICES

Any notice required to be given to either party hereunder must be in writing delivered to each party at the address for such party set forth below.  Each such notice will be deemed given or made as follows:  (a) if sent by hand delivery or overnight courier, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; (c) if sent by telecopy, upon receipt; and (d) if sent by electronic mail, upon sender’s receipt of an acknowledgment from the intended recipient (such as by “return receipt requested” function, as available, return email or other written acknowledgment):

If to Lender:	First Business Specialty Finance, LLC
401 Charmany Drive
Post Office Box 44961
Madison, Wisconsin 53744-4961
Facsimile:  (608) 232-5985

If to Debtor:	Carparts.com, Inc.
4910 Airport Plaza Drive, Suite 300
Long Beach, California 90815

15.          RETURN OF DOCUMENTS, SCHEDULES AND INVOICES

Any documents, schedules, invoices or other papers delivered to Lender by Debtor may be destroyed or otherwise disposed of by Lender three (3) months after they are delivered to or received by Lender unless Debtor requests, in writing, the return of said documents, schedules, invoices or other papers and makes arrangements for such return, at Debtor’s expense.

16.          PARTICIPATING LENDERS

Debtor agrees that Lender may, at its option, grant to one or more other financial institutions (each a “Participating Lender”) the right to participate in the loan advances described in this Agreement; provided, however, that Lender shall alone retain the right to amend, modify, waive, or enforce the provisions of this Agreement.  If any Participating Lender shall at any time participate with Lender in making any loan advances hereunder, Debtor hereby grants to such Participating Lender (in addition to any other rights which such Participating Lender may have) both a continuing lien and security interest in any money, security and other personal property of Debtor which is in the possession of such Participating Lender, and an express, contractual right of setoff therein, for the benefit of all Participating Lender(s) and Lender (such interests, rights and the proceeds thereof to be shared on a pro-rata basis by the Participating Lenders and Lender according to their respective outstanding balances).  Lender may disclose to any Participating Lender, or any potential or prospective Participating Lender, any financial, credit or confidential information or documents of or concerning Debtor.

17.          CONDITIONS PRECEDENT

17.1.      Initial Credit Extension.  Lender will not lend any money to Debtor hereunder until this Agreement has been executed by Debtor, and Lender shall have received the following documents fully executed, where applicable, and in form and substance satisfactory to Lender and its counsel:

17.1.1.    Good Standing Certificates for Debtor certified by the Delaware Secretary of State and the California Secretary of State;

17.1.2.    The Note;

17.1.3.    UCC–1 Financing Statements naming Debtor as “Debtor” and Lender as “Secured Party”;

17.1.4.    The Collateral Agreements, including, without limitation, a security agreement executed by each Guarantor;

17.1.5.    Verification of termination of all UCC–1 and UCC–3 financing statements filed against Debtor and/or its property, other than those naming Lender as Secured Party;

17.1.6.    Copies of certificates or other evidence satisfactory to Lender to the effect that Lender is additional insured, lender loss payee under the policies of insurance required by this Agreement;

17.1.7.    A copy of the resolutions of the Board of Directors of Debtor authorizing the execution, delivery and performance of this Agreement, the Note, the Collateral Agreements, and all other matters contemplated hereby, certified for accuracy and due adoption by the Secretary of Debtor as of the date hereof, together with such other necessary corporate action as Lender shall request;

17.1.8.    A certificate, dated of even date herewith, signed by the Secretary of Debtor as to the incumbency and signature of the person or persons authorized to execute and deliver this Agreement, the Note, the Collateral Agreements, and any other instrument or agreement contemplated hereby;

17.1.9.    A copy of the Articles of Incorporation and Bylaws of Debtor existing on the date hereof and copies of any documents creating, evidencing or relating to preferred members’ rights, certified for accuracy and due adoption by the Secretary of Debtor;

17.1.10.  Beneficial Ownership Certification in relation to Debtor;

17.1.11.  The Continuing Guaranty (Unlimited) from each Guarantor (each, “Guaranty”);

17.1.12.  A copy of the resolutions of each Guarantor authorizing the execution, delivery and performance of its Guaranty and the Collateral Agreements of such Guarantor, and all other matters contemplated hereby, certified for accuracy and due adoption by a principal officer of such Guarantor as of the date hereof, together with such other necessary action as Lender shall request;

17.1.13.  A certificate, dated of even date herewith, signed by a principal officer of each Guarantor as to the incumbency and signature of the person or persons authorized to execute and deliver its Guaranty and Collateral Agreements of such Guarantor, and any other instrument or agreement contemplated hereby;

17.1.14.  A copy of the Articles of Incorporation or Organization, as applicable, and Operating Agreement or Bylaws, as applicable, of each Guarantor existing on the date hereof and copies of any documents creating, evidencing or relating to preferred members’ rights, certified for accuracy and due adoption by a principal officer of such Guarantor;

17.1.15.  Disclaimer and consents from all mortgagees and/or lessors of real property from which Debtor operates or on which any Collateral is located;

17.1.16.  Payoff letters and evidence of release of liens of such existing lenders of Debtor as Lender shall request;

17.1.17.  Updated Collateral Report;

17.1.18.  Designation of Authorization to act on behalf of Debtor;

17.1.19.  Security Interest/Lien Subordination Agreement and/or Fixtures Disclaimer from any person or entity holding a lien on real estate owned or leased by Debtor in form and substance acceptable to Lender and its counsel, disclaiming or subordinating any interest of such person or entity in any of the equipment of Debtor constituting Collateral hereunder;

17.1.20.  Tri-Party Agreement;

17.1.21.  Legal Opinion of Debtor’s and Guarantor’s Counsel;

17.1.22.  Warehousemen Letters from all warehouses where inventory is stored;

17.1.23.  Letter of Debtor authorizing advances to Debtor’s account at JPMorgan Chase Bank, N.A.;

17.1.24.  Closing Statement; and

17.1.25.  Evidence satisfactory to Lender that the amount available for borrowing under Section 4 hereof is at least Twenty Million Dollars ($20,000,000.00) after paying all amounts owing to JPMorgan Chase Bank, N.A., all trade payables over thirty (30) days from the due date or sixty (60) days from the invoice date, all book overdrafts, including any held checks, and all costs of closing the transactions contemplated hereby.

17.2.      Each Extension of Credit.  Lender shall not be obligated to lend money to Debtor unless all of the following are met:

17.2.1.    No Event of Default has occurred and is continuing or will exist upon the lending of the amount requested;

17.2.2.    The representations and warranties contained in Section 6 hereof shall be true and correct with the same force and effect as if made on the date of the request for an advance;

17.2.3.    Debtor shall have delivered to Lender a certificate as of the close of business of the preceding day which indicates that the amount requested by Debtor will not cause the aggregate amount of the Obligations, as increased by the amount requested, to exceed the Collateral–Obligation ratio set forth in Section 4 hereof; and

17.2.4.    In the opinion of Lender there does not exist (1) any uncorrected material violation by Debtor of an Environmental Law, or (2) any condition which requires, or may require, a cleanup, removal or other remedial action by Lender or Debtor under any Environmental Laws.

18.          ENTIRE AGREEMENT; AMENDMENTS

To the full extent permitted by law, this Agreement (including all amendments hereto) and the other loan documents executed in connection herewith, constitute the entire agreement between Debtor and Lender with respect to each credit facility subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

19.          WAIVER OF JURY

Debtor expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or arising from any relationship existing in connection with this Agreement and agrees that any such action or proceeding shall be tried before a court and not before a jury.

20.          JUDICIAL REFERENCE

IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH ABOVE IN SECTION 19 IS NOT ENFORCEABLE, AN ACTION OR PROCEEDING IS FILED IN CALIFORNIA DESPITE THE PROVISIONS OF SECTION 9.11(E) HEREOF, AND EACH PARTY TO SUCH PROCEEDING DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER APPLICABLE LAW ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:

20.1.      WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN SECTION 20.2 BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A "CONTROVERSY") BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH OR RELATED TO THIS AGREEMENT, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE ("CCP"), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING.  EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE "COURT").

20.2.      THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE ARE THE FOLLOWING: (1) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS OR LIENS IN REAL OR PERSONAL PROPERTY; (2) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (3) APPOINTMENT OF A RECEIVER; AND (4) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (1) AND (2) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (3) AND (4).  THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.

20.3.      THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES.  IF THE PARTIES DO NOT AGREE WITHIN 10 DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE).  A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

20.4.      EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COURT REPORTER.  SUBJECT TO THE REFEREE'S POWER TO AWARD COSTS TO THE PREVAILING PARTY, THE PARTIES WILL EQUALLY SHARE THE COST OF THE REFEREE AND THE COURT REPORTER AT TRIAL.

20.5.      THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW.  THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL BE APPLICABLE TO THE REFERENCE PROCEEDING.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING.  THE REFEREE SHALL ISSUE A DECISION IN THE FORM OF A REASONED STATEMENT AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE.   PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE.  THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE.  THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAW, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

20.6.       The inclusion of this Section 20 does not vitiate the agreement of the Debtor and Lender set forth in Section 13.

Signatures on following page.

IN WITNESS WHEREOF, the parties have caused this Loan and Security Agreement to be executed as of the first date written above.

DEBTOR:		LENDER:

CARPARTS.COM, INC.		FIRST BUSINESS SPECIALTY FINANCE, LLC

By:	/s/ David Meniane	By:	/s/ Ryan Jahns
Name: David Meniane		Name: Ryan Jahns
Title: Chief Executive Officer		Title: Vice President – Account Executive II – Asset Based Lending